As filed with the Securities and Exchange Commission on August 22, 2001

                                                      Registration No. 333-62092
================================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                      -------

                          AMENDMENT NO. 1 TO THE FORM SB-2
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                      -------

                             ARS NETWORKS, INCORPORATED
                         (Name of Registrant in Our Charter)
       NEW HAMPSHIRE                   3669                  14-1805077
(State or Other Jurisdiction of  (Primary Standard       (I.R.S. Employer
Incorporation or Organization)      Industrial          Identification No.)
     100 WALNUT STREET            Classification
 CHAMPLAIN, NEW YORK 12919          Code Number)         SYDNEY A. HARLAND
     (518) 298-2042                                      100 WALNUT STREET
  (Address and telephone                             CHAMPLAIN, NEW YORK 12919
   Number of  Principal                                   (518) 298-2042
   Executive Offices and                           Name, address and telephone
    Principal Place of                             number of agent for service)
        Business)

                                    Copies to:
        Clayton E. Parker, Esq.                     Troy J. Rillo, Esq.
       Kirkpatrick & Lockhart LLP                Kirkpatrick & Lockhart LLP
 201 S. Biscayne Boulevard, Suite 2000     201 S. Biscayne Boulevard, Suite 2000
          Miami, Florida 33131                      Miami, Florida 33131
             (305) 539-3300                            (305) 539-3300
      Telecopier No.: (305) 358-7095            Telecopier No.: (305) 358-7095

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   ----------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  Subject to completion, dated August 22, 2001

                           ARS NETWORKS, INCORPORATED
                        11,321,103 SHARES OF COMMON STOCK


      This prospectus relates to the sale of up to 11,321,103 shares of ARS' common stock by certain persons who are, or will become, stockholders of ARS. Please refer to "Selling Stockholders" beginning on page 9. Of that total, a single stockholder will sell up to 10,000,000 shares of common stock in this offering that they received pursuant to an Equity Line of Credit. ARS is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. ARS has also agreed to pay Yorkville Advisors Management, LLC a fee of 8.4% of the proceeds raised by us under the Equity Line of Credit.


      The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.


      The selling stockholders consist of:

          o Cornell Capital Partners, L.P., which intends to sell up to 10,000,000 shares of common stock to be purchased under an Equity Line of Credit Agreement, dated March 22, 2001.

          o Other selling stockholders, which intend to sell up to 1,321,103 shares of common stock purchased in private offerings.


      Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay ARS 90% of the market price of our common stock. The 10% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount.


      ARS had a net loss of $421,078, or $0.03 per share, on sales of $282,649 for the three months ended April 30, 2001. For the year ended January 31, 2001, ARS had a net loss of $1,359,867, or $0.12 per share, on sales of $562,304.


      Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "ARSN." On August 17, 2001, the last reported sale price of our common stock was $0.63 per share.


      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.


      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

                PRICE TO PUBLIC*       PROCEEDS TO SELLING SHAREHOLDERS
 Per share           $0.63                           $0.63
                     -----                           -----
   Total             $0.63                        $7,132,295
                     =====                        ==========

-----------------------
      * This includes the sale of 10,000,000 shares of common stock by Cornell Capital Partners, L.P. All proceeds from the sale of these shares will be paid to the selling stockholders.


      With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.


      THE SECURITIES AND EXCHANGE  COMMISSION  AND STATE  SECURITIES  REGULATORS
HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is ___________ ___, 2001.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................3
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................8
SELLING STOCKHOLDERS...........................................................9
USE OF PROCEEDS...............................................................11
DILUTION......................................................................12
CAPITALIZATION................................................................13
EQUITY LINE OF CREDIT.........................................................14
PLAN OF DISTRIBUTION..........................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................17
DESCRIPTION OF BUSINESS.......................................................21
MANAGEMENT....................................................................27
DESCRIPTION OF PROPERTY.......................................................34
LITIGATION PROCEEDINGS........................................................34
PRINCIPAL SHAREHOLDERS........................................................35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................37
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY
AND OTHER SHAREHOLDER MATTERS.................................................38
DESCRIPTION OF SECURITIES.....................................................39
EXPERTS.......................................................................40
LEGAL MATTERS.................................................................40
AVAILABLE INFORMATION.........................................................40
FINANCIAL STATEMENTS.........................................................F-1


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      We intend to  distribute to our  shareholders  annual  reports  containing audited financial statements. Our audited financial statements for the fiscal year January 31, 2001, were contained in our Annual Report on Form 10-KSB.

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                               PROSPECTUS SUMMARY

      ARS believes the railway industry has a well-defined and immediate need for a low-cost advance warning system for railway level crossings. Because of the high cost of purchasing, installing and maintaining warning systems, more than 250,000 North American railway crossings are without adequate protection for motorists. We believe that the most serious problem is so-called passive crossings, which have only rudimentary warnings such as signs or painted pavement, and private crossings serving non-public roads. In the United States, an average of 4,700 railway crossing accidents have occurred annually over the past five years, resulting in an average of over 580 deaths and 1,855 injuries per year. A train-vehicle collision occurs every 90 minutes on average in the United States. (Source: TRANSPORT SAFETY BOARD 1999 ANNUAL REPORT CANADA, Federal Railroad Administration.)

      ARS was founded in 1998 to design, develop and market a safer, less expensive and more reliable crossing system for the railway industry. Our system, which is fundamentally comprised of a wireless private data network and individual service information systems integrated into the network, makes innovative use of remote sensing equipment and wireless communications technology. This use of cutting edge technology, the unique nature of its design and flexibility and its speed and ease of installation allow our system to be priced at approximately one-half the price of competing systems. In contrast, the four current major suppliers are still offering products first introduced in 1872 that rely on insulated joints to trigger crossings.

      The Transportation Equity Act for the 21st Century, which replaces the Intermodal Surface Transportation Equity Act, continues to require that ten percent of each state's Surface Tranportation Program be set aside for safety construction activities. This will total approximately $3 billion dollars over six years for The Highway Crossing program and off-roadway and bicycle safety improvements. There are 205,000 passive and private crossings in the United States and 45,000 in Canada. Each installation is anticipated to sell for approximately $30,000, plus installation, per crossing on average. In the short term, ARS will focus on the railway industry in the United States and Canada, and may eventually expand to other countries.

      While the system and its component parts were developed to improve safety at rail crossings, the ARS system has multiple applications in real time data collection, processing, monitoring and information analysis. The system has evolved into Crosslogix(TRADEMARK), an integrated service information system that is the foundation of the ARS wireless private network. This product is also known as the ARS Crosslogix(TRADEMARK) network.

      In addition to improved safety, we believe the ARS Crosslogix(TRADEMARK) network can provide the railways with the tools they need to be competitive in today's transportation markets. ARS plans to use its system to track rail cargo and facilitate rapid delivery to its destination. ARS system's architecture and capabilities can be adapted to various forms of land, air and sea transport, as well as other industrial applications.

      ARS began field trials in 1999 and we anticipate that our systems will be customer-ready in 2001. Thereafter, we will attempt to position the Crosslogix(TRADEMARK) system as an integrated service information system. We are striving to be the market leader in terms of technology, quality, reliability and cost in our industry.


                                    ABOUT US

      Our principal office is located at 100 Walnut Street, Champlain, New York 12919. Our telephone number is (518) 298-2042.




                                       1
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


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                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of ARS. The selling stockholders consist of:

      o    Cornell  Capital  Partners,   L.P.,  which  intends  to  sell  up  to
           10,000,000 shares of common stock to be issued under a Equity Line of Credit Agreement, dated March 22, 2001.

      o Other selling stockholders, who intend to sell up to 1,321,103 shares of common stock purchased in private offerings.

      Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $5.0 million. Cornell Capital Partners, L.P. will purchase the shares of common stock for a 10% discount to the prevailing market price of our common stock. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

COMMON STOCK OFFERED                        11,321,103 shares by selling
                                            stockholders

OFFERING PRICE                              Market price

COMMON STOCK OUTSTANDING BEFORE THE         14,022,432 shares
OFFERING1/

USE OF PROCEEDS                             We will not receive any  proceeds of
                                            the shares  offered  by the  selling
                                            stockholders.    Any   proceeds   we
                                            receive  from  the  sale  of  common
                                            stock   under  the  Equity  Line  of
                                            Credit   will   be   used   for  the
                                            repayment  of  debt,   research  and
                                            development, management compensation
                                            and    general    working    capital
                                            purposes. See "Use of Proceeds."

RISK FACTORS                                The   securities    offered   hereby
                                            involve  a high  degree  of risk and
                                            immediate substantial dilution.  See
                                            "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL      ARSN







------------------------

1/ This table excludes 4,293,947 options to purchase shares of ARS' common stock.


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                                       2

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                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                   FOR THE QUARTER ENDED      FOR THE YEAR ENDED
                                       APRIL 30, 2001          JANUARY 31, 2001
STATEMENT OF OPERATION DATA:

Sales                                      $282,649                  $562,304
Cost of sales                               231,992                   411,289
Gross profit                                 50,657                   151,015
Total expenses                              463,735                 1,493,882
Loss before income taxes                  (413,078)               (1,342,867)
Net loss                                  (421,078)               (1,359,867)
Net loss per share-basic and                 (0.03)                    (0.12)
   diluted



                                       APRIL 30, 2001          JANUARY 31, 2001

BALANCE SHEET DATA:

Cash                                      $153,778                    $125,366
Accounts Receivable                        117,947                     237,712
Inventory                                  124,681                     132,948
Total Current Assets                       406,179                     508,051
Goodwill, net                              379,671                     386,728
Total Assets                               801,622                     911,617
Accounts Payable                           325,013                     277,631
Dividends Payable to former T&T
   Diesel stockholders                          --                      65,690
Accrued Management Compensation            238,710                     269,127
Notes Payable                              184,016                     184,016
Total Current Liabilities                  769,341                     852,192
Total Liabilities                          769,341                     853,584
Redeemable Common Stock                    200,000                     200,000
Total Stockholders' Deficit              (167,719)                   (141,967)


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                                       3

                                  RISK FACTORS

      ARS is subject to various risks which may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

      We have historically lost money. In the year ended January 31, 2001, we sustained losses of $1.4 million. Future losses are likely to occur. Our independent auditors have noted that our ability to continue as a going concern depends upon the successful development of our products and our ability to raise capital. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

      We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sale of common stock from third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years ended January 31, 2001 and 2000 financial statements which states that our ability to continue as a going concern depends upon the successful development of our products and our ability to raise capital. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE HAVE BEEN SUBJECT TO A WORKING CAPITAL DEFICIT AND ACCUMULATED DEFICIT

      We had a working capital deficit of $344,000 at January 31, 2001. We had an accumulated deficit of $2.6 million at January 31, 2001.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

      Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

      Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o    With a price of less than $5.00 per share;

      o    That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

      Our success largely depends on the efforts and abilities of key executives and consultants, including Sidney A. Harland, our Chief Executive Officer, President and Director. The loss of the services of Mr. Harland could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Harland.

OUR POTENTIAL CUSTOMER BASE IS HIGHLY CONCENTRATED; ONE CUSTOMER ACCOUNTS FOR 71% OF TOTAL SALES FOR THE YEAR ENDED JANUARY 31, 2001 AND 98% OF ACCOUNTS RECEIVABLE AT JANUARY 31, 2001

      In the United States and Canada, the freight railroad industry is highly concentrated and ARS sells the majority of its products to a limited number of major railroads. For the six months ended January 31, 2001, Bell Canada accounted for 71% of total net sales and, as of January 31, 2001, Bell Canada accounted for 98% of accounts receivable. As a result, it would be difficult for us to substantially diversify our customer base within that industry.

WE MAY BE UNABLE TO MANAGE GROWTH

      Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

      o    Implement changes in certain aspects of our business;
      o    Enhance  our  information   systems  and  operations  to  respond  to
           increased demand;
      o    Attract and retain qualified personnel; and
      o Develop, train and manage an increasing number of management-level and other employees.

      If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 14,022,432 shares of common stock outstanding as of May 29, 2001 (assuming no exercise of options), 3,282,500 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 10,739,932 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. Immediately following the effective date of this prospectus, including the shares to be issued to Cornell Capital Partners, L.P., 14,603,603 of common stock will be freely tradeable without restriction, unless held by our "affiliates."

      Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 10,000,000 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

      In addition, we have issued options to purchase a total of 4,293,947 shares of our common stock at exercise prices ranging from $0.0001 to $1.75 per share.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

      The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

      The common stock to be issued under the Equity Line of Credit will be issued at a 10% discount to the average of the lowest closing bid price for the 10 days immediately following the notice date of conversion. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 11,321,103 of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

      Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

      We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.

                           FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $5.0 million of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with ARS, except as follows:

      o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Neither Cornell Capital Partners nor its agents has a short position or has had a short position at any time since the Equity Line of Credit was executed on March 22, 2001.

      o    Alexander and Wade, Inc. is engaged as a financial consultant by us.

      o John Whittaker is an officer of our wholly-owned subsidiary, T&T Diesel Power, Ltd. He received these shares in connection with the acquisition of T&T Diesel Power, Ltd.

      o Richard MacArthur is an officer of our wholly-owned subsidiary, T&T Diesel Power, Ltd. He received these shares in connection with the acquisition of T&T Diesel Power, Ltd.

      o Robert Levitt is engaged as an investor relations consultant by us. Of the total number of shares held by Mr. Levitt, 48,000 shares will vest over the next year at a rate of 4,000 shares per month. If Mr. Levitt's consulting arrangement terminates within the next year, then any unvested shares will be forfeited.

      o Persia Consulting Group, Inc. received its shares from Yorkville Advisors Management, LLC, the consultant under the Equity Line of Credit. All investment decisions of Persia Consulting Group are made by Hamid Fashandi.

      o    Bill Kostenko is engaged as a consultant by us.

      o Eddie Khoury is engaged as a consultant by us. All of his shares will vest over the next twelve months based on the achievement of specific performance criteria. If this criteria is achieved, the shares will vest at a rate of 8,333 shares per month. If his consulting arrangement terminates, then any unvested shares will be forfeited.

      The table follows:
                                        PERCENTAGE  OF
                                        OUTSTANDING                              PERCENTAGE OF                      PERCENTAGE OF
                       SHARES           SHARES                 SHARES            OUTSTANDING                        OUTSTANDING
                       BENEFICIALLY     BENEFICIALLY           TO BE             SHARES TO BE                         SHARES
                       OWNED            OWNED                  ACQUIRED          ACQUIRED UNDER       SHARES TO     BENEFICIALLY
     SELLING           BEFORE           BEFORE                UNDER THE          THE LINE OF          BE SOLD IN     OWNED AFTER
    STOCKHOLDER        OFFERING         OFFERING            LINE OF CREDIT         CREDIT             THE OFFERING    OFFERING
    -----------        --------         --------            --------------         ------             ------------    --------


Cornell Capital                0                   0           10,000,000         41.6%(1)           10,000,000          0
Partners, L.P.
John Whittaker           100,000                   *                    0               0%              100,000          0
Richard MacArthur        100,000                   *                    0               0%              100,000          0
Robert Levitt            169,000                1.2%                    0               0%              169,000          0
Jacquez Bolduc             5,000                   *                    0               0%                5,000          0
Gary Marsden               1,000                   *                    0               0%                1,000          0
Alexander and             63,303                   *                    0               0%               63,303          0
Wade, Inc.(2)
Eloise Huszczo            41,300                   *                    0               0%               41,300          0
Wayne Mang                22,000                   *                    0               0%               22,000          0
Andy McRae                 2,500                   *                    0               0%                2,500          0
Persia Consulting        450,000                3.3%                    0               0%              450,000          0
Group, Inc.
Wendy Linnington          12,000                   *                    0               0%               12,000          0
Jay Smith                 50,000                   *                    0               0%               50,000          0
2849224 Canada           150,000                1.1%                    0               0%              150,000          0
Inc.(3)
Bill Kostenko              5,000                   *                    0               0%                5,000          0
Edward Khoury            100,000                   *                    0               0%              100,000          0
Maharba Inc.(4)           50,000                   *                    0               0%               50,000          0



-----------------------------------------
*     Less than 1%.

(1)   Percentage of outstanding  shares is based on 14,022,432 shares of common stock outstanding as of May 29, 2001,  together with the 10,000,000 shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of
      Credit.  The shares to be issued to Cornell Capital Partners,  L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership.

(2)   All investment decisions of Alexander and Wade, Inc. are made by Lawrence Holland and Francis Zubrowski.

(3)   All investment decisions of 2849224 Canada Inc. are made by David Appel.

(4)   All investments decisions of Maharba Inc. are made by Brahm Appel.

                                       10

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 90% of the average of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 10 days immediately following the notice date.

      For illustrative purposes, ARS has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $60,000 and consulting fees of 8.4% of the gross proceeds raised under the Equity Line of Credit.

GROSS PROCEEDS                    $1,250,000  $2,500,000  $3,750,000  $5,000,000

NET PROCEEDS                      $1,085,000  $2,230,000  $3,375,000  $4,520,000

USE OF PROCEEDS:                      AMOUNT      AMOUNT      AMOUNT      AMOUNT
-------------------------------------------------------------------------------

Repayment of Debt                   $200,000    $200,000    $200,000    $200,000

Research and Development            $500,000  $1,000,000  $1,000,000  $1,000,000

Management Compensation             $250,000    $500,000    $500,000    $500,000

General Working Capital             $135,000    $530,000  $1,675,000  $2,820,000
                                  ----------  ----------  ----------  ----------

Total                             $1,085,000  $2,230,000  $3,375,000  $4,520,000
                                  ==========  ==========  ==========  ==========

                                    DILUTION

      The net tangible book value of ARS as of April 30, 2001 was ($547,390) or ($0.040) per share of common stock. Net tangible book value is determined by dividing the tangible book value of ARS (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to ARS, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The higher the offering price, the greater the dilution to new investors. The following example shows the dilution to new investors at an offering price of $0.93 per share.

      If we assume that ARS had issued 5,376,344 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.93 per share (i.e., the maximum number of shares we could issue at $0.93 per share to raise $5.0 million under the Equity Line of Credit), less consulting fees of $420,000 and $60,000 of other offering expenses, our net tangible book value as of April, 30, 2001 would have been $3,972,610 or $0.208 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.248 per share and an immediate dilution to new shareholders of $0.722 per share, or 78%. The following table illustrates the per share dilution:

================================================================================
Assumed public offering price per share                                  $0.930

================================================================================

Net tangible book value per share before this offering     ($0.040)

================================================================================
Increase attributable to new investors                      $0.248
                                                           --------
================================================================================

Net tangible book value per share after this offering                    $0.208
                                                                        --------

================================================================================
Dilution per share to new shareholders                                   $0.722
                                                                        ========
================================================================================

      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                               DILUTION PER
                       ASSUMED          NO. OF SHARES          SHARE TO NEW
                    OFFERING PRICE       TO BE ISSUED            INVESTORS
                    --------------       ------------          ------------
                        $0.50             10,000,000             $0.332
                        $0.75              6,666,667             $0.555
                        $0.93              5,376,344             $0.722
                        $1.00              5,000,000             $0.788
                        $1.25              4,000,000             $1.026

                                 CAPITALIZATION

      The following table sets forth the total capitalization of ARS as of April 30, 2001.

                                                               APRIL 30, 2001
                                                                   ACTUAL
                                                           ---------------------

Redeemable Common Stock                                                200,000
                                                           -------------------
Stockholders' deficit:

Preferred stock, $0.0001 par value;                                          0
   25,000,000 shares authorized and no
   shares issued and outstanding

  Common stock, $0.0001 par value;                                       1,350
  50,000,000 shares authorized and
  12,607,889 issued and outstanding
  (including 200,000 redeemable common
  shares)(1)

  Additional paid-in capital                                         2,842,286

  Deficit                                                          (3,011,355)
                                                           -------------------
   Total stockholders' deficit                                       (167,719)
                                                           -------------------
      Total capitalization                                              32,281
                                                           ===================

---------------------

(1) Excludes outstanding 4,293,947 options to purchase shares of our common stock.

                              EQUITY LINE OF CREDIT

      Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 10,000,000 shares of common stock for a total purchase price of $5.0 million. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of ARS for 90% of the average of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 days immediately following the notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

      The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

      ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 11 trading days.

      MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 11 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

      COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $5.0 million or (ii) March 27, 2003 (I.E., two years from the date of the Equity Line of Credit).

      MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $5.0 million. In addition, each individual advance is subject to a maximum advance amount based on an average daily volume of our common stock. The maximum amount of each advance is equal to 150% of the average daily volume of our common stock for the 40 trading days prior to the date of an advance multiplied by 90% of the average of the lowest closing bid price of ARS' common stock for the 10 trading days immediately following the notice date of an advance.

      By way of illustration only, if we had requested an advance on May 1, 2001, then the 40-day average volume would have been approximately 16,095 and the average of the lowest closing bid price of our common stock for the 10 trading days immediately following May 1, 2001 would have been $0.907. Accordingly, the maximum advance amount would have been $19,708 (I.E., 150%, multiplied by 16,095, multiplied by $0.907, multiplied by 90%).

      NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $5.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $0.93 per share, then we would issue 5,376,344 shares of common stock to Cornell Capital Partners, L.P. These shares would represent 27.7% of our outstanding capital stock upon issuance. To assist our stockholders in evaluating the number of shares of common stock that could be issued to Cornell Capital Partners, L.P. at various prices, we have prepared the following table. This table shows the number of shares of our common stock that would be issued at various prices.

================================================================================
      Purchase Price:          $0.50      $0.75      $0.93      $1.00      $1.25
================================================================================


      No. of Shares(1):   10,000,000  6,666,667  5,376,344  5,000,000  4,000,000


================================================================================
      Total               24,022,432 20,689,099 19,398,776 19,022,432 18,022,432
      Outstanding(2):
================================================================================

      Percent                  41.6%      32.2%      27.7%      26.3%      22.2%
      Outstanding(3):


----------------------

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. at the prices set forth in the table.


(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Partners, L.P.


(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.


      REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

      NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $60,000 consisting primarily of professional fees incurred in connection with registering 10,000,000 shares in this offering. In addition, we are obligated to pay a cash fee equal to 8.4% of each advance.

      USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see "Use of Proceeds."

      CONSULTANT. In connection with the Equity Line of Credit, we entered into a Consulting Services Agreement with Yorkville Advisors Management, LLC (the "CONSULTANT"). Under this agreement, the Consultant will provide advising services relating to ARS' financial status and capital structure. For these services, we will pay the Consultant a cash consulting fee equal to 8.4% of each advance under the Equity Line of Credit.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of ARS' common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of ARS' shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of ARS' shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of ARS' common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay us 90% of the average of the lowest closing bid price of ARS' common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 10 days immediately following the advance date. The 10% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount. We retained Yorkville Advisors Management, LLC as our consultant in connection with the Equity Line of Credit. For its services, Yorkville Advisors Management, LLC will be paid a consulting fee consisting of a cash payment of 8.4% of the gross proceeds raised in the Equity Line of Credit.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $60,000 as well as consulting fees of 8.4% of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of ARS while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from ARS under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF ARS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 2001 COMPARED TO YEAR ENDED JANUARY 31, 2000

      SALES. ARS had sales of $562,304 in the year ended January 31, 2001. All of these sales relate to our wholly-owned subsidiary, T&T Diesel Power, Ltd. ARS had no sales for the year ended January 31, 2000.

      COST OF SALES. Our cost of sales was $411,289, or 73% of sales, for the year ended January 31, 2001. Such cost of sales relate to the sale of products by our wholly-owned subsidiary, T&T Diesel Power, Ltd. ARS had no cost of sales in the prior year.

      TOTAL OPERATING EXPENSES. Our total operating expenses increased $1,015,250, or 212%, from $478,632 in the year ended January 31, 2000 to
$1,493,882 in the comparable period in the current year. This increase was primarily attributable to professional fees, increased officers' compensation related to extending the lives of certain stock options and the operating expenses of our wholly-owned subsidiary, T&T Diesel Power, Ltd., which was acquired on July 31, 2000. The operations of T&T Diesel Power, Ltd. are only included from the date of acquisition and, therefore, its total operating expenses were not included in our operating results for the year ended January 31, 2000.

      NET LOSS. ARS had a net loss of $1,359,867, or $0.12 per share, in the year ended January 31, 2001 compared to a net loss of $478,632, or $0.05 per share, in the comparable period in the prior year. This increase in net loss was attributable to increased total operating expenses.

THREE MONTHS ENDED APRIL 30, 2001 COMPARED TO THREE MONTHS ENDED APRIL 30, 2000

      SALES. ARS had sales of $282,649 in the three months ended April 30, 2001. All of these sales relate to ARS' wholly-owned subsidiary, T&T Diesel Power, Ltd. ARS had no sales for the three months ended April 30, 2000.

      COST OF SALES. ARS' cost of sales was $231,992, or 82% of sales, for the three months ended April 30, 2001. Such cost of sales relate to the sale of products from our wholly-owned subsidiary, T&T Diesel Power, Ltd. ARS had no cost of sales in the three months ended April 30, 2000.

      TOTAL OPERATING EXPENSES. ARS' total operating expenses increased $70,250, or 18%, from $389,650 in the three months ended April 30, 2000 to $459,900 in the comparable period in the current period. This increase was primarily attributable to the operating expenses of our wholly-owned subsidiary, T&T Diesel Power, Ltd., which was acquired on July 31, 2000. The operations of T&T Diesel Power, Ltd. are only included from the date of the acquisition and therefore T&T Diesel Power, Ltd.'s total operating expenses were not included in ARS' operating results for the three months ended April 30, 2000.

      NET LOSS. ARS had a net loss of $421,078, or $0.03 per share, in the three months ended April 30, 2001 compared to a net loss of $389,650, or $0.04 per share, in the comparable period in the prior year. This increase in net loss was attributable to increased advertising and promotional expenses.

PLAN OF OPERATION

      ARS was formed in 1998 to design and develop advanced railway communications and data management systems and as such has a limited operating history. However, in July 2000, ARS completed the purchase of T&T Diesel Power, Ltd., which has been in business for 20 years. In spite of this acquisition, ARS faces significant obstacles with regard to customer acceptance of ARS' products.

      ARS has been successful in raising approximately $708,000 through May 24, 2001 and entered into the Equity Line of Credit with Cornell Capital Partners, L.P. under which ARS may have access to a $5.0 million equity line of credit over the next twenty-four months.

      The prime focus of ARS' Crosslogix (TRADEMARK) private wireless network is management of railway traffic and public safety. While the ARS system and its component parts were developed to improve safety at rail crossings, the ARS system supports many applications in real time data collection, processing, monitoring and information analysis. The system has evolved into Crosslogix(TRADEMARK), an integrated servicE information system, the foundation of the ARS wireless private network.

      ARS' objective is to build and design state of the art communications systems that meet customer demands, that are cost competitive, and that are capable of standing up to the tough conditions of continuous use in the railway industry.

      The Advance Warning System for railway level crossings is the first commercial application to be offered by ARS on its integrated service information system. ARS' Crosslogix(TRADEMARK) technology provides a portal for the integration of an extensive family of wayside warning and wayside to train communications applications. The ability to integrate other applications to ARS' system adds considerable value for the railways and yet is relatively inexpensive to implement. ARS believes that the following applications can be integrated with ARS' system.

        o HOTBOX DETECTOR. This is a non-contact temperature measurement system, which we will integrate as an application onto our information network. These sensors on the track will allow the bearing journal temperatures to be accurately monitored as the train rolls by at high speed. This is a major safety issue for the railway since the detection of a hot bearing can prevent a derailment.

        o FLAT WHEEL DETECTOR. A vibration impact sensor can be used to detect wheels with flat spots. The detection of flat spots will allow the offending cars to be decommissioned and repaired before additional damage to the rail occurs.

        o WIDE AREA NETWORKING. ARS Crosslogix(TRADEMARK) technology can be linked together tO provide a higher speed communications capability to monitor locomotive and work equipment in dark territories. Dark territories are sections of railway track where there are currently no communication systems in place.

        o HAZARDOUS MATERIALS MONITORING. Constant monitoring of tank cars or other vessels transporting hazardous materials (E.G., measures of temperature, pressure, evaporation, volatility, decomposition, and so forth).

        o INTER-MODAL REEFER MONITORING SYSTEMS. This is a wireless monitoring application for refrigerated railway cars (Reefers), which communicate with each ARS service information system via wireless radio. This allows the Reefers to report such things as cooling temperature, fuel levels and the condition of the engine generators that run the refrigerator cars, etc., allowing the railway to determine where the cars are located, define the problem with the refrigerated unit and take the appropriate action to correct problems before the goods being transported are damaged.

      Many of the above applications are currently available in the market place while others will need to be developed. For those commercially available, ARS will need to develop software to integrate the functionality into the Crosslogix system. Other applications such as inter-modal reefer monitoring will need to be adapted from currently available products so that the information obtained can be easily communicated over the ARS network. These applications will be phased in over the next 24-36 months. ARS has provided for development costs in excess of $2,000,000 to provide for the integration of these products as well as the continued improvement of our system.

      Railway crossing systems are one of the most important safety systems used by railroads. Canadian Pacific Railroad (CPR) has cooperated in the installation of the ARS Advance Crossing System application on its main line in Mississauga, Ontario, Canada. ARS has entered into a contract with Battelle Organization to conduct an independent audit of the system. Once the audit is completed, ARS expects the system to meet Federal Railway Administration specifications. CN Rail shares signaling information and test results with CPR under an agreement signed by both railways March 26, 1998. In ARS management's opinion both Canadian railways and their U.S. subsidiaries' railroads will agree to put the system through their own internal audit procedures, which will take 3 to 6 months. ARS intends to offer to sell/lease/rent crossing systems to each of its customers on a money back guarantee basis in an effort to install test systems at all targeted railways as soon as possible. Certification of the ARS Advance Warning System by selected Class I railways may lead to opportunities for installations at Class II and Class III railways. Many Class II and III railways traditionally forego testing if Class I railways have certified a technology. However, certification does not guarantee market acceptance of ARS' technology. The Surface Transportation Board (STB) defines Class I railroads as those with an average annual operating revenue of $256.4 million or more; Class II railroads are those with average operating revenues between $20.5 million and $256.4 million; and Class III railroads are those with average operating revenues of less than $20.5 million.

      ARS is currently looking for distribution channels related to the signaling and communications business in order to market the Crosslogix system. ARS expects to build a field support group to service the railways directly, which is expected to provide further brand recognition to ARS and its products. It is anticipated that the railways will demand a strong technical service group to support systems sold. ARS believes growth in this area will be ongoing and dependent on future sales.

LIQUIDITY AND EQUITY LINE OF CREDIT

      ARS is dependent on external cash to fund its operations. Our independent auditors have noted there is substantial doubt about our ability to continue as a going concern. See Note 2 to the Consolidated Financial Statements. This "going concern" opinion is due, in part, to our need to raise capital to continue operations, including the development of our railway communications and data management systems business, marketing efforts and potential acquisitions.

      As discussed above, ARS entered into the Equity Line of Credit with Cornell Capital Partners, L.P. ARS believes that this Equity Line of Credit will provide it with sufficient capital to fund operations through January 2002. This belief is based on the assumption that the Equity Line of Credit will provide ARS with approximately $40,000 per month. See "Equity Line of Credit" for an example of how much is available under the Equity Line of Credit and indicating that if an advance had been made on May 1, 2001, the advance amount would have been $19,708. ARS is permitted to make an advance every eleven trading days and therefore ARS expects to have access to two advances per month or approximately $40,000. For the three months ended April 30, 2001, ARS' operations used approximately $40,000 per month. As such, ARS believes the Equity Line of Credit will be sufficient to fund its operations until January 2002. If ARS' estimates are not correct, then ARS will need to raise additional capital to fund its operations. Such funding, if available, would come from the sale of securities in private transactions. However, ARS has no commitments for any such funding.

      On July 20, 2001, ARS borrowed $333,000 from Cornell Capital Partners, L.P.. This loan is due on October 19, 2001 and accrues interest at an annual rate of 12%. In the event of a default, the loan will accrue interest at an annual rate of 24%. A portion of the proceeds of this loan have been used to satisfy ARS' obligations to the former shareholders of T&T Diesel Power. ARS granted the lender, Cornell Capital Partners, warrants to purchase 333,000 shares of ARS' common stock at an exercise price of $0.50 per share. Mr. Harland has personally guaranteed the loan and has pledged 3,000,000 shares of common stock to the lender as security for the loan. Unless more money becomes available under the Equity Line of Credit, ARS will need to raise additional capital to satisfy this loan. Such capital, if available at all, would likely come from the sale of securities in private transactions. ARS does not have any commitments for such capital at this time.

PURCHASE OR SALE OF PLANT AND SIGNIFICANT EQUIPMENT

      During the current fiscal year, ARS does not anticipate purchasing or selling any plant or significant equipment.

      On July 31, 2000, ARS completed the purchase of the outstanding shares of T&T Diesel Power, Ltd. The acquisition was accounted for as a purchase. The purchase price was $418,266, of which $102,750 was paid in cash at closing, with notes payable to the former shareholders of T&T of $115,516, and the issuance of 200,000 shares of common stock valued at $200,000.

      The notes payable accrued interest at 8% and were paid on August 9, 2001. The acquisition resulted in goodwill of approximately $415,000, including approximately $31,000 of acquisition costs which is being amortized on a straight-line basis over 7 years.

      The purchase of T&T Diesel Power, Ltd. is expected to provide readily available electrical power to service standby and dark territories applications which ARS believes will greatly enhance ARS' ability to supply turnkey systems to the railway industry. Dark territories encompass thousands of miles of railway track where there is no available power to run signaling or safety systems.

      T&T's fiscal year-end was changed to January 31 from July 31 to correspond with that of ARS'. The purchase of T&T Diesel was ARS' first step in implementing its strategy of acquiring profitable companies, which can be integrated into its core business -- the design and marketing of safe, cost-effective and reliable systems for the railway industry. T&T supplies stand-by and prime power generators primarily to Bell Canada, as well as Rogers Communications, Clearnet Communications, EIT, Marconi, CI Communications, Gateway Telephone and others.

      ARS' consolidated financial statements include the operations of T&T Diesel from July 31, 2000, the date of acquisition. As described above in the "Results of Operations" section, all of our sales, cost of sales and gross profit for the year ended January 31, 2001 and the three months ended April 30, 2001 relate to T&T diesel. Please see "Results of Operations" for a detailed description of the effect that T&T Diesel had on ARS' financial statements.

SIGNIFICANT CHANGES IN THE NUMBER OF EMPLOYEES

      ARS currently has seven employees, of which two are full-time. ARS expects to hire one additional employee in the current fiscal year.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

      Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting requirements for derivative instruments. We have not in the past nor does it anticipate that it will engage in transactions involving derivative instruments, and therefore, this pronouncement did not and is not expected to have any effect on the financial statements. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000.


      In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, BUSINESS COMBINATIONS (SFAS 141), and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that we recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that we reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

      SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that we identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at the date, regardless of when those assets were initially recognized. SFAS 142 requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

      Our previous business combination was accounted for using the purchase method. As of April 30, 2001, the net carrying amount of goodwill is $379,671. Amortization expense during the three month period ended April 30, 2001 was $7,057. Currently, we are assessing but have not yet determined how the adoption of SFAS 141 and SFAS 142 will impact our financial position and results of operations.

                             DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

      ARS Networks, Incorporated formerly American Railway Systems, Incorporated is a corporation formed in New Hampshire on May 4, 1998. In return for 50,000 shares of the common stock of ARS, on May 11, 1998, ARS acquired from American Equipment Sales and Leasing, Inc., a Canadian corporation, ("AEL") certain assets comprised of the rights to the contractual relationship AEL has with Geismar/Modern Track Machinery Inc. (Geismar/MTM), industry relationships, goodwill, know how and application experience. Although AEL and ARS had common ownership, ARS is not, in management's opinion, a successor company to AEL. AEL's business is separate and apart from ARS' railway communications and signaling business described below.

BUSINESS OF ISSUER

      The focus of ARS' private wireless network (called CROSSLOGIX(TRADEMARK) is management of railway traffic, control and public safety. While the ARS system and its component parts were developed to improve safety at rail crossings, the ARS system can support numerous applications in real time data collection, processing, monitoring and information analysis. The system has evolved into an integrated service information system that is the foundation of the ARS wireless private network.

      Railway signaling and control systems are used to provide advance warning of oncoming trains and maintain adequate separation between trains on the same track and in switching areas where tracks cross or merge. They also facilitate train movements under centralized dispatcher control, classify freight cars, and provide warning systems for rail and highway grade crossings.

      The ARS Service Information System is composed of five modules:

      o    Web Sensors - that perform the wheel sensing functions;

      o Rail Sensor Processors - to control and process the signals from the sensors and interface to the communications system;

      o Digital Communications Sub-System - that may be a data radio, dedicated wire lines or multi-drop system;

      o    Application  (Crossing)  Processor - to collect and interpret  sensor
           data  from  Remote  Sensor   Processors   and  perform  the  specific
           application functions; and

      o Optional PC based Diagnostics and Monitoring System - to maintain, monitor and analyze the application system.

      Two important advances have been secured in the ARS system by eliminating the need for insulated joints used in conventional systems. Insulated joints work much the same way as a light switch, turning the crossing on when the train arrives in the crossing zone and off when the train leaves. In conventional systems, a signal is triggered when the axle of a carriage creates a shunt across the insulated sections of rail. Because the ARS system does not use insulated joints it is not prone to false triggering caused by broken insulation, foreign objects shorting the circuit, or adverse climate conditions. Traditional competing railway crossing systems use insulated joints installed in the tracks, which contribute to shifting rails caused by loose joint bars that bolt the sections of track together, and battered joints that damage rail car wheels when they hit defective joints.

      Because the ARS system eliminates insulated joints, ARS believes it reduces wheel damage, premature wheel wear, damaged tracks and, ultimately, potential derailments. It is estimated that each insulated joint costs $1,000 per year to maintain. With each crossing requiring at least one set of joints per track savings on maintenance add up very quickly.

      ARS' first information service system application is the ARS level grade crossing. Unlike traditional systems, ARS can add other applications to the system such as hot bearing detectors and flat wheel detectors. ARS then transmits the information recorded over its private network to alert railway officials and service providers of problems related to safety or maintenance.

      We believe that the ARS system benefits railway operating efficiency because it can give virtually instant feedback on the location of cars and freight, which includes capturing information and time-stamping it as trains pass through a crossing. Plus, this innovative system is expected to allow communication between trains and crossing signals to provide motorists with more complete information on train movements. We believe that improved information creates safer conditions and benefits for the railways and their customers, as well as motorists and pedestrians.

      ARS has completed the design, technical development, and laboratory testing of the Advanced Warning System and is now in pre-production testing. Canadian Pacific Railway ("CPR"), among North America's largest and most technologically advanced railways, is participating in a trial of ARS' pre-productions system. In management's opinion, if ARS successfully completes system testing and CPR has completed its audit of the system, ARS' system will be approved by CPR for installation along other CPR subsidiaries in Canada and the United States, as well as on CN Rail and its U.S. subsidiaries. CPR and CN Rail share signal system test results with each other under a Joint CPR/CN Safety Assurance Process Audit Plan agreed to March 26, 1998. However, there is no assurance that even when the required certification is completed that CPR, CN Rail or any of their subsidiaries will purchase and install the ARS advanced level crossing warning system.

      "American Association of Railroads confirms Intermodal Transport is the fastest growing segment of the railroad industry."

      Intermodal is the movement of trailers or containers by rail and at least one other mode of transportation and is the fastest growing major segment of the U.S. freight railroad industry. Intermodal traffic has grown from 3.1 million trailers and containers in 1980 to 8.8 million in 1998. Intermodal accounts for approximately 17 percent of rail revenues, second only to coal at 23 percent. Containers today account for more than 62 percent of intermodal unit volume, up from 42 percent ten years ago.

      Rail intermodal service on average uses less than half as much fuel as highway transport to move the same shipment the same distance.

      CONVENIENCE AND PARTNERSHIPS. Intermodal combines the door-to-door convenience of trucks with the long-haul economy of rail service. As a result, railroads, trucking companies and intermodal marketing companies are forming productive partnerships to combined the best of both modes. Moving a ton of freight by rail instead of truck results in less than one-third the emissions into the air. A single intermodal train can take as many as 280 trucks from the highways.

      INNOVATIVE TECHNOLOGY, SUCH AS DOUBLESTACK TRAINS AND ROADRAILERS. Doublestack trains: with one container atop another are now in widespread use. RoadRailers look like conventional trailers but come equipped with both rubber tires and detachable steel wheels so they can ride directly on the rails or on a highway. (Source: American Association of Railways.)

      Despite growing public pressure, potential civil penalties, and the threat of government imposed penalties, there are still over 250,000 inadequately protected passive and private crossings in North America. Passive crossings are those which typically do not have warning lights or active mechanical arms or other devices to warn of pending rail traffic. Private crossings are those on private property, often with extremely low vehicular traffic, and have at most signs warning oncoming traffic that a rail crossing exists. These crossings remain unprotected as a result of the extremely high cost of installing and maintaining available crossing systems. While the railways would like to provide warning systems at every crossing, the expense (estimated at $39 billion) of doing so is beyond their means in a competitive transportation industry. Substantial government subsidies are available, but they do not come close to covering the cost of installing so many crossing systems. However, under the terms of the Transportation Equity Act for the 21st Century which replaces the Intermodal Surface Transportation Equity Act, TEA21 continues the requirement that 10% of each state's Surface Transportation program be set aside for safety construction activities. This will total approximately $3 billion over six years for The Highway Crossing program and off-roadway and bicycle safety improvements. (Source: Transportation Equity Act for the 21st Century).

      On the tracks operated by U.S. railways there are 205,000 passive and/or private crossings in the United States and 45,000 in Canada. Based on an average cost per crossing of U.S. $30,000 per installation, the 250,000 passive crossings indicate a potential market of $7.5 billion for the ARS basic system. (Source: Operation Lifesaver.) This estimate excludes the approximately 60,000 public crossings in the United States and 7,250 in Canada which have some form of active warning system in place, as well as the crossings for the approximately 60 transit or passenger railways across North America. (Source:
Operation Lifesaver, Federal Railway Administration, Transport Safety Board 1999 Annual Report Canada.)

      ARS believes that there is a strong market for a crossing advance control system which is substantially cheaper (less than 50 percent) than the presently available systems from the four major suppliers. This price advantage, combined with the technical advantages described earlier, in management's opinion, provides a substantial market opportunity. ARS does not believe that traditional customers will readily abandon existing systems due to the high costs associated with removing already installed systems and replacing them with new ARS systems. Therefore, ARS intends to focus its marketing efforts on educating the public and traditional customers, emphasizing the benefits of ARS' technology and addressing the potential of providing level crossing protection at the 250,000 passive, private and public railway crossings that do not have automated protection systems at this time.

PURCHASE OF T&T DIESEL POWER, LTD.

      On July 31, 2000, ARS purchased all of the outstanding stock of T&T. The acquisition was accounted for as a purchase. The purchase price was $418,266 of which $102,750 was paid in cash at closing, with notes payable to the former shareholders of T&T (the "SELLERS") of $115,516, and the issuance of 200,000 shares of ARS common stock valued at $200,000. The notes payable accrued interest at 8% and were paid on August 9, 2001. The acquisition resulted in goodwill of approximately $415,000, including approximately $31,000 of acquisition costs which is being amortized on a straight-line basis over 7 years.

BUSINESS OF T&T

      T&T was founded in 1980 and is in the business of customizing power generating systems for a variety of uses. T&T purchases base systems from diesel equipment manufacturers, modifies and houses them and then resells the customized units to their customers. The units are assembled in our facilities in Georgetown, Ontario and shipped directly to customers. ARS sources the base units from a variety of suppliers, including Perkins, Yanmar, John Deere and Detroit Diesel. Units manufactured range in size up to 600 kilowatts.

      During the six month period ended January 31, 2001, the majority (71%) of T&T's business was with Bell Canada. Traditionally, T&T's customers have also included Rogers Communications, Clearnet Communications, EIT, Marconi, CI Communications, Gateway Telephone and others. The principal competitors of T&T are Tormont, International Power Systems, Total Power Limited and Cummins Ontario Inc.

INDUSTRY

      There are four major suppliers of railway crossing systems, all of which are well connected with the railway industry and government, and control collectively 80% to 90% of the market today. However, the crossings systems offered by these competitors remain deeply rooted in traditional technology developed as far back as 1890. Most train control and crossing systems currently in use are based on principals developed in the last century, such as insulated joints. The railways have continued to use traditional approaches because, in our opinion, there has never been a reliable and cost effective alternative. ARS believes its approach will be successful because railways, their employees and the population in general are more educated and comfortable with the use of today's modern computer technology. ARS uses modern day secure wireless communications and computer technology as the basis for its level crossing system and the growth of its system approach to support the railways' need to develop a safer, more efficient railway safety and communications system. The competitors are:

      o    Safetran Systems Corporation, Minneapolis, MN.

      o    General Railway Signal Corporation, Rochester, NY.

      o    United Switch & Signal Inc., Columbia, SC.

      o    Harmon Industries Inc., Blue Springs, MO.

MARKET DEVELOPMENT

      ARS entered into an agreement for the development of corporate and product branding, and logo design. The finished product can be viewed on our new website at www.arsnetworks.com. The information contained on our website is not intended to form a part of this prospectus.

      Under a marketing relations contract with Levcap Communications dated October 23, 2000, we are committed to issue 19,000 shares monthly through October 2001 in exchange for marketing services. These services consist of investor relations and public relations consulting. The contract can be terminated on a quarterly basis.

      ARS intends to use a multi-step approach to develop business opportunities in national and international markets:

        o   Identify  and  rank  the  decision   makers   within  each  customer
            organization.

        o Develop relationships among the decision-makers of ARS' clients, who will act as positive references of ARS.

        o Demonstrate the signal equipment at target accounts to insure a comprehensive, unified understanding of ARS' advantages, and identify problems for which ARS could contribute to cost effective solutions.

KEY CUSTOMER

      For the year ended January 31, 2001, one customer, Bell Canada, accounted for approximately 71% of our total sales. This customer also accounted for approximately 98% of our total accounts receivable at January 31, 2001.

PUBLICITY AND ADVERTISING

      ARS intends to aggressively pursue the leading industry publications for editorial coverage, publicity and trade advertising. The objective will be to create awareness of our products.

MARKETING

      BROCHURES AND TECHNICAL BRIEFS. ARS has developed a website (http:www.arsnetworks.com) that provides on-line information about us and allows us to communicate with railway executives, governments, transportation authorities and rail safety lobby groups. ARS is in the process of building a customer database to contact customers and direct them to our website. In addition, ARS intends to use the website in direct marketing campaigns to build customer awareness from the ground up.

      ARS intends to publish Technical Briefs that provide technical and operational details and to distribute these briefs over the web and in hard copy to railway engineering groups to keep them informed and in a knowledgeable position to evaluate and promote the advantages of ARS' technology.

      DIRECT MAIL. ARS intends to use direct mail to build awareness of the Advanced Warning System. ARS intends to target senior officials at each railway, as well as officials at municipal, state, provincial and Canadian and U.S. transportation authorities. By targeting these officials and directing them to ARS' website, ARS hopes to be able to "pull" product through the distribution channel.

FINANCIAL CONSULTING SERVICES

      On January 6, 2001, ARS entered into a financial consulting services agreement. In exchange for such consulting services, we will issue shares to a consultant on a monthly basis with value of $10,000. The term of the agreement is for twelve months. Beginning in the seventh month of the agreement, either party can terminate the agreement by giving 60 days written notice.

MANUFACTURING PLAN

      ARS intends that to use contractors for its manufacturing and assembly for the foreseeable future, with care taken to ensure that ISO 9000 standards are maintained. ISO is a series of international standards for quality management systems. The ISO 9000 family of standards recognizes four generic product categories, hardware, software, processed materials, and services.

PROCUREMENT

      All hardware will be specified to meet railway standards and will be procured by ARS' engineering staff. This critical function will be controlled to ensure that only optimal hardware from the most reliable vendors is used. ARS intends to maintain a database of hardware component failures, which occur during manufacturing and test in order to keep vital statistics on component failure rate for each part and for each vendor. This quality assurance program is expected to meet ISO 9000 standards.

COMPONENT ASSEMBLY

      To avoid the high cost of establishing an assembly plant, ARS plans to contract its assembly to a qualified assembly house. Future assembly may require in-house facilities to control production and reduce product cost.

FUNCTIONAL TESTING

      ARS' Crosslogix(TRADEMARK) system will be tested by our design engineers who havE developed the product in cooperation with third party contractors that provide such test and certification services. The tests will be conducted in an environmentally controlled test chamber at temperature ranges from -40 to +85 degrees Celsius. In addition, vibration tables will be used to test the boards and sensors at variable vibration levels to detect assembly and component mechanical problems. Thermal Cycling is a well-documented process proven to expose failures in electronic components.

      Circuit boards will be monitored during extended temperature cycling by a computer system, which will record the calibration, drift, induced noise and functionality over several thermal cycles. Each board is serialized and this data will be saved permanently.

FINAL QUALITY ASSURANCE

      ARS plans to engage contract manufacturers will assemble the ARS Crosslogix(TRADEMARK) system. ARS personnel will approve all product tests in order to control the final acceptance and quality assurance operations before shipping.

      ARS intends to operate this  manufacturing  area under the  principles  of
"Improved  Product  Reliability  through  Continuous  Process   Improvement"  in
accordance with ISO 9000 standards.

PRODUCT RESEARCH AND DEVELOPMENT

      During the current fiscal year, ARS plans to complete the initial pre-production testing of its Crosslogix(TRADEMARK) service information system and completE the first rail carrier system audit and gain certification for the base Advance Crossing application configuration using a single-track system. Thereafter, multiple track systems are expected to be deployed with the ability to permanently record (log) and time stamp rail data information and transfer this to other computers for analysis. Additional releases are expected to alert vehicular traffic of train direction and speed, and provide support for wide area network capability, and Internet communications protocol.

      ARS expects that future Crosslogix(TRADEMARK) service information system product releases planned over the next two years at installed level crossing applications will be expanded to include other devices and functions that can build on the installed user-base. For example, the applications described above (hot box detector, flat wheel detector, wide area networking, hazardous material monitoring, inter-modal reefer monitoring) add considerable value for the railway, yet are relatively inexpensive to add-on to the system.

RESEARCH AND DEVELOPMENT

      In the years ended January 31, 2001 and 2000, ARS spent approximately $125,000 and $170,000, respectively, on research and development.

INTELLECTUAL PROPERTY

      ARS applied for patent protection, under a license agreement for an Automated Railway Crossing filed on January 23, 1998 in the USA. A Notice of Allowance was issued by the U.S. Patent Office on January 10, 2001. ARS anticipates that the patent will be issued by the end of June 2001. ARS is in negotiations to license a second patent filed on April 6, 2001 for an Automated Railway Monitoring System.

GOVERNMENT APPROVAL

      The federal government regulated private crossings in the past and there were no specifications for passive crossings. In 1994, the Federal Railroad Administration ("FRA") held an informal safety inquiry to review the concept of defining minimum safety standards for private crossings, or for certain categories of private crossings, up to and including standards for closure and consolidation under certain conditions. The inquiry addressed the allocation of responsibilities and costs associated with private crossings and the need for dispute resolution mechanisms regarding that allocation. The FRA has authority in all matters concerning railroad safety, and can set standards for private crossings. States and local highway agencies frequently have no involvement in, or responsibility for, private crossings. In January 1995, the FRA issued regulations requiring periodic maintenance, testing, and inspection of automatic warning devices at all highway crossings over tracks of railroads which are part of the United States' general railroad system, including private crossings.

      Every year accidents at railway crossings claim the lives of more than 600 people in North America. Railways are facing significant potential liabilities from these accidents. In addition, mounting pressure from the public, as well as municipalities, states, provinces and the federal government in the United States and Canada is beginning to demand that the all passive/private crossings have adequate advance warning systems.

                                   MANAGEMENT

      ARS' present directors and executive officers are as follows:

           NAME                 AGE        POSITION
           -------------------  --------   ----------------------------------

           Sydney A. Harland    50         Chief     Executive      Officer,
                                           President and Director
           Mark P. Miziolek     44         Chief   Financial   Officer   and
                                           Treasurer
           Donald B. Hathaway   65         Director
           Patrick R. Shea      53         Director
           Robert M. Esecson    50         Director and Secretary
           Peter J. Hoult       57         Chairman    of   the   Board   of
                                           Directors

      The following is a brief description of the background of the directors and executive officers of ARS.

      SYDNEY A. HARLAND has been Chief Executive Officer and President of ARS since inception. He is a co-founder of ARS. From 1987 to 1998, Mr. Harland was President, founder and sole shareholder of American Equipment Sales and Leasing Inc., a product development and sales company. From 1995 to December 2000, he was a consultant to Ontario Hydro Technologies. He has over 20 years of business experience, primarily in sales and marketing, in the railway, telecommunications, nuclear utility and mining industries. He received a four-year Electrical Diploma from C.P Tech., Montreal, Quebec, Canada and studied Business Administration and Marketing at Dawson College Montreal, Quebec, Canada. He has been elected a member of the Canadian Institute of Marketing, and the American Railway Engineering and Maintenance-of-Way Association.

      MARK P. MIZIOLEK has been the Vice President Finance, Chief Financial Officer and Treasurer of ARS since May 20, 1998. From 1994 to 1998, Mr. Miziolek became the Treasurer and Chief Financial Officer and later the President, Treasurer & CFO of Thornmark Holdings Inc./Thornmark Corporation, a privately held investment holding company with interests in industrial and residential real estate development and Great Lakes and ocean shipping. From 1981 to 1994, Mr. Miziolek was first the Assistant Controller and then the Controller of Upper Lakes Group Inc., one of Canada's largest dry bulk shipping companies with 21 vessels operating on the Great Lakes and 4 vessels in ocean trades. Mr. Miziolek received a Bachelor's Degree in Communications from the University of Toronto in 1983 and became a Certified General Accountant in 1989.

      DONALD B. HATHAWAY has been a Director of ARS since June 3, 1998. He is a co - founder of ARS. Mr. Hathaway is the Managing Director and co-founder of NetFX Concepts Inc., which was founded in 1996 to pursue the commercialization of new and innovative technologies. While pursuing a career in electronics design and manufacturing, academia and management consulting over the last thirty years, he has also been an active entrepreneur, with interests in several small companies. He has been a partner in two national consulting firms and the president of two others, and he is a Past President and a Fellow of the Institute of Management Consultants of Ontario, and a Past President of the Institute of Management Consultants of Canada. He is active on several other Boards, including Qnetix Inc. (Chairman); Wordwrap Associates Inc. (Chair); Organization and Systems Design Inc. (Chairman); The Uxmal Group; Keystone Enterprizes Inc. (Secretary); Nu-wave Photonics Inc., and NetFX Concepts Inc. He is a former Governor of York University and he is currently on the University of Waterloo Advisory Council and The Financial Post's selection committee for the Leaders in Management Education Award. He has a B.Eng. (electrical) from Sir George Williams University (now Concordia), a Bachelor's Degree in Science in mathematics from the same university, and an MBA from York University.

      PATRICK R. SHEA has been a Director of ARS since June 3, 1998. Mr. Shea is the President and co-founder of Taima Corporation, providing in-bound call center and related technical support services to the high growth Internet, hardware and software market. Mr. Shea is also the Chairman of Zenastua Photonics Inc., a recent startup initiative, and Vice-Chairman of Avantas, a Montreal-based startup focusing on testing, fiber optics and instrumentation/network assurance aspects of photonics and communications systems. In 1985, Mr. Shea co-founded The PSC Communications Group (PSC), a high tech systems, consulting and OEM training company. While at PSC, he assumed the positions of President, CEO and Chairman of the Board. He sold the company in 1994, but retained executive leadership until he joined Taima in 1996. The company was renamed to Geotrain in 1997. He is still a shareholder and Director of Geotrain. He joined Bell Canada in 1969 and designed and managed numerous communications and systems projects in networks and telematics. He worked at Royal Trust from 1978 to 1980, leading major initiatives in Information Systems programs. Mr. Shea is actively involved in several investments in the high tech sector, and serves on the board of Tellamon Photonics Networks, Taima Corp., American Networks and Northland Systems. He has a Diploma in Electronics from the Montreal Institute of Technology (1969).

      ROBERT M. ESECSON has been a Director of ARS since June 3, 1998. Mr. Esecson is the founder, Senior Managing Director and CEO of The Esmarox Group, LLC, an investment banking and business advisory firm specializing in comprehensive services to public and private middle-market companies. The Esmarox Group provides merger and acquisition, corporate finance, private placement and mezzanine financing services to middle market firms located throughout North America. Its consulting division develops and implements creative marketing programs and strategic growth plans to increase the profitability of client firms and provide exit strategy development and implementation. Trained as a lawyer, and an entrepreneur in his own right, Mr. Esecson has a comprehensive background in finance, management, and consulting businesses. He has held senior executive positions at a merchant and investment-banking firm and at several financial services firms. He earned a Bachelor of Science Degree in Management and Accounting from Bentley College in Waltham, Massachusetts and a JD from the New England School of Law in Boston.

      PETER J. HOULT has been a Director of ARS since June 3, 1998. In 1993, Peter Hoult formed the international strategic marketing and consulting practice which he operates from North Carolina and Toronto, Ontario. In 1965, he joined Unilever in London, England as a management trainee while attending the London School of Economics in the doctoral program. In 1967, he formed his own market research company in London with an American partner and conducted studies in all parts of the world. In 1972, he joined RJR Tobacco as the International Research Director, and moved through successively more senior positions to become President and CEO, RJR Canada and Executive Vice President U.S. Operations. He joined Northwest Airlines in 1990 as Executive Vice President Marketing, Sales, and Strategic Planning. He teaches marketing and strategy at the Fuqua Graduate School of Business at Duke University in North Carolina, while continuing to serve his key clients. Mr. Hoult graduated from the University of Reading with an Upper Second Honours degree in Psychology in 1965 and he has completed the course work for a doctorate at the London School of Economics.

DIRECTORSHIPS HELD IN REPORTING COMPANIES

      Donald B. Hathaway serves on the Board of Directors of Rodin Networks, a public company with an application to trade on the Canadian Venture Exchange. Rodin Networks is an integrated telecommunications solutions provider, offering an integrated system of voice, video, wide and local area networks, Internet, virtual private networks and intranet and mobile communications.

OTHER KEY EMPLOYEES

      In addition to the persons identified above, ARS has the following key employees:

           NAME                     AGE       POSITION
           -------------------      --------  ----------------------------------
           Shabir Gova                  34    Vice President, Technology
           Gary S. Johnson              40    Vice President, Marketing
           Susan Boyd MacStravick       51    Director, Investor Relations
           Ronald Moodie                66    Controller and Advisory
                                              Board Chair

      The following is a brief description of the background of these key employees.

      SHABIR GOVA has been Vice President, Technology of ARS since inception. From 1990 to 1998, Mr. Gova worked for Shlumberger Systems & Services Canada Limited, a global technology services company, and has held the following positions: Design engineer, Senior Design Engineer, Manager, Systems Services & Development, Manager, Technology and Development - Canada, Director, Information Technology - Canada. Mr. Gova has progressive experience in Software/ Firmware systems design and development, Interactive DOS and Windows based software applications (employing an object-oriented framework) used to remotely program, read and provide a graphical analysis of data gathered by monitoring devices, real time multitasking embedded systems used for high-speed data acquisition and storage, Graphical User Interfaces used as a front-end for various existing software applications and C++ Class Libraries used as the core technology for software under development. From 1989 to 1990, Mr. Gova was Software Development & Systems Support Analyst, for IBM Canada Limited. Mr. Gova was responsible for automation of the SIMM prototype fabrication laboratory. Mr. Gova received an Honours Bachelor of Applied Science in Systems Design Engineering, Options in Management Science and Computer Engineering, from the University of Waterloo, Ontario, Canada. Mr. Gova is a member of the Institute of Electrical and Electronic Engineers.

      GARY S. JOHNSON has been Vice President, Marketing of ARS since inception. From 1996 to 1998, Mr. Johnson was Marketing Manager, Ontario Hydro
Technologies, responsible for developing technology services marketing opportunities to the electric utility industry in the U.S., Mexico and Canada. From 1989 to 1996, Mr. Johnson worked for Schlumberger Limited, Electricity Division a world leader in the metering industry. He started as Product Manager Core Products and Automatic Meter Reading Technology and by 1994 he became the Director, Utility Services Group, responsible for P&L, 142 employees, and contracting services to electricity, water and gas utilities across Canada. From 1988 to 1989, Mr. Johnson was the Marketing Manager Semi-conductors Philips electronics Limited. Mr. Johnson received his MBA, and Bachelor of Science Degree in Electrical Engineering from Queens University in Kingston, Ontario, Canada.

      SUSAN BOYD MACSTRAVICK has been the Director of Investor Relations of ARS since inception. Ms. Boyd MacStravick has been President of Susan Boyd & Associates for 12 years and has over 20 years of experience in investor relations and communications, advisor work for the Toronto Stock Exchange, and pre and post offering phases for new equity issues aimed at gaining national and international media coverage for Canadian and American high tech and resource companies. She has organized and orchestrated international conferences and events. Ms. Boyd MacStravick received her Hon. B.A., from University of Toronto 1971, Postgrad Journalism Diploma, from University of Western Ontario 1972.

      RONALD MOODIE has been on ARS' Advisory Board since June 5, 1998 and was appointed Controller in June 2000. From 1989 to present, Mr. Moodie has been President of Moodie Consulting, providing management and investment services to commercial real estate developers and heavy equipment suppliers to the railway and construction industries. From 1953 to 1989, Mr. Moodie was in the precious and non-precious metals and the ferrous and non-ferrous metals manufacturing industries and the ferrous metals distribution industry mostly with what are now Johnson Matthey, Jannock and Russel Metals. Mr. Moodie finished his career at Vincent Steel, a division of the present Russel Metals, as Vice President, a position he held for 15 years. Mr. Moodie studied Registered Industrial Accounting at the University of Toronto, and received a real estate license to sell commercial real estate from Ryerson Polytech University.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      The following persons failed to make the filings specified below:

        o Sydney A. Harland inadvertently failed to file a Form 3 in connection with his becoming an officer and director of ARS. Mr. Harland also inadvertently failed to file a Form 3 in connection with his ownership of 7,572,368 shares of the common stock and options to purchase shares of common stock.

        o Peter Ross inadvertently failed to file a Form 3 in connection with his becoming an officer of ARS, as well as the receipt of options to purchase 146,773 shares of common stock. Moreover, Mr. Ross inadvertently failed to file a Form 3 or Form 4 in connection with his receipt of 250,050 shares of common stock.

        o March P. Miziolek inadvertently failed to file a Form 3 in connection with his becoming an officer of ARS, as well as the receipt of options to purchase 88,250 shares of common stock. Moreover, Mr. Miziolek inadvertently failed to file a Form 3 or Form 4 in connection with his receipt of 361,800 shares of common stock.

        o Donald B. Hathaway inadvertently failed to file a Form 3 in connection with his becoming a director of ARS, as well as the receipt of 754,000 shares of common stock. Moreover, Mr. Hathaway has inadvertently failed to file a Form 3 or Form 4 in connection with his receipt of options to purchase 237,625 shares of common stock.

        o Patrick R. Shea inadvertently failed to file a Form 3 in connection with his becoming a director of ARS.

        o Robert M. Esecson inadvertently failed to file a Form 3 in connection with his becoming an officer and director of ARS.

        o Peter J. Hoult inadvertently failed to file a Form 3 in connection with his becoming a director of ARS.

        o John Andrews inadvertently failed to file a Form 3 in connection with his becoming a director of ARS.

ITEM 10.  EXECUTIVE COMPENSATION

      The following table shows all the cash compensation paid by ARS, as well as certain other compensation paid or accrued, during the fiscal years ended January 31, 2001, 2000 and 1999 to ARS' three highest paid executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years. No other executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.


                                ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                      ---------------------------------------------  ------------------------------------
                                                                            AWARDS      PAYOUTS
                                                                     ----------------- ---------
                                                         OTHER        RESTRICTED
                                                        ANNUAL         STOCK       OPTIONS/   LTIP          ALL
NAME AND                       SALARY      BONUS      COMPENSATION    AWARD(S)     SARS       PAYOUTS      OTHER
PRINCIPAL POSITION   YEAR        ($)        ($)           ($)           ($)         (#)         ($)       COMPENSATION
------------------   ----        ---        ---           ---           ---         ---         ---       ------------
Sydney A.            2001      $107,000       -0-         -0-           -0-        1,236,8    60-0-         -0-
Harland,
President and        2000      $100,000    $17,000        -0-           -0-        1,130,0    69-0-         -0-
Chief
Executive            1999      $75,000        -0-         -0-           -0-          -0-        -0-         -0-
Officer

Peter Ross,          2001      $20,000        -0-         -0-           -0-        25,000       -0-       $263,000(2)
Chief
Operating            2000      $61,000     $10,000        -0-           -0-        36,023       -0-         -0-
Officer(1)
                     1999      $45,750        -0-         -0-           -0-        115,000      -0-         -0-

Mark P.              2001      $51,000        -0-         -0-           -0-        35,500       -0-       $113,000(2)
Miziolek, Vice
President            2000      $45,000     $8,000         -0-           -0-        15,750       -0-         -0-
Finance and
Chief Financial      1999      $33,750        -0-         -0-           -0-        50,000       -0-         -0-
Officer

-------------------

(1)   Mr. Ross was ARS' Chief Operating Officer until May 2000.

(2)   These amounts relate to the extension of stock options granted in 1999 that were due to expire in April 2000.

      The following table contains  information  regarding  options  exercised in the year ended January 31, 2001, and the number of shares of common stock underlying options held as of January 31, 2001, by ARS' three highest paid executive officers.

                        AGGREGATED OPTIONS/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTIONS/SAR VALUES(1)

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                           UNDERLYING UNEXERCISED            IN-THE-MONEY
                              ACQUIRED ON         VALUE            OPTIONS/SAR'S AT              OPTIONS/SAR'S AT
NAME                           EXERCISE         REALIZED ($)       FISCAL YEAR END(1)            FISCAL YEAR END(2)
---------------------------  --------------  -----------------  --------------------------  ---------------------------

Sydney A. Harland, President   -0-                -0-            Exercisable    2,366,92            $1,484,834
and Chief Executive Officer                                      Unexercisable:        0

Peter Ross, Chief              -0-                -0-            Exercisable     146,773              $162,361
Operating Officer(3)                                             Unexercisable:        0

Mark P. Miziolek, Vice         -0-                -0-            Exercisable      88,250               $89,462
President Finance and                                            Unexercisable:        0
Chief Financial Officer

-------------------------

(1)   These grants represent options to purchase common stock. No SAR's have been granted.

(2)   The value of the unexercised  in-the-money options were calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price of the options as of January 31, 2001.

(3)   Mr. Ross was ARS' Chief Operating Officer until May 2000.


EQUITY INCENTIVE PLAN

      On June 20, 1998, ARS adopted the Equity Incentive Plan (the "EQUITY PLAN"). The purpose of the Equity Plan is to provide directors, officers and certain key employees with additional incentives by increasing their proprietary interest in ARS. ARS has 4,500,000 shares of common stock reserved for issuance under the Equity Plan. Options granted under the Equity Plan may be either Incentive Stock Options (as defined in the Internal Revenue Code of 1986, as amended) or Options that do not qualify as incentive stock options ("NON-QUALIFIED OPTIONS"). The exercise price of all Incentive Stock Options granted under the Equity Plan may not be less than the fair market value of the underlying common stock at the date of grant. In the event that an optionee owns more than 10% of the voting power or value of all classes of stock of ARS, the minimum exercise price of the Incentive Stock Option may not be less than 110% of the market value of the underlying common stock at the date of grant. No Option may be exercised after 10 years from the date of grant (5 years for optionees who are greater than 10% stockholders). A committee of two or more non-employee members of our Board of Directors administer the Equity Plan. Options are transferable only with the written approval of the Committee.

      Under the Equity Plan, each non-employee director is granted in each year that he serves as a director, a Non-Qualified Option to purchase common stock at an exercise price equal to the fair market value of the underlying common stock at the date of grant. Each option is for a term of up to ten years and can be exercised immediately. Except for the foregoing, non-employee directors are not otherwise eligible to receive options, awards or other rights under the Equity Plan.

      The Equity Plan also provides that the officers, independent contractors, consultants and employees of ARS may receive, without payment, awards of common stock, cash or a combination thereof in respect of the attainment of certain performance goals determined by the Board of Directors, under the Incentive Compensation Plan or otherwise.

      The Equity Plan also provides that stock appreciation and depreciation rights may be granted in tandem with, or independently of, options granted under the Equity Plan (except for non-employee directors). However, stock appreciation rights granted in tandem with an Incentive Stock Option may be granted only at the time such option is granted, and stock depreciation rights may not be granted in connection with an Incentive Stock Option.

      Under the Equity Plan, participants other than non-employee directors may be granted the right to exercise their options by surrendering all or part of the option (to the extent then exercisable) and receive in exchange an amount payable by ARS in cash or common stock (valued at the then fair market value) or a combination thereof equal to the excess of the then fair market value of the shares issuable upon exercise of the option or portion thereof surrendered over the exercise price of the option or portion thereof surrendered. Generally, options that are exercisable at death or disability or termination for cause may be exercised at any time prior to the expiration of the option but not more than three months after the date of termination, unless the option has vested.

      On June 20, 1998, ARS adopted the Incentive Compensation Plan (the "INCENTIVE PLAN"). The purpose of the Incentive Plan is to attract, motivate and retain key employees of ARS. ARS has not reserved a specific number of shares of common stock under the Incentive Plan. Employees of our Company are eligible to participate in the Incentive Plan. Each participant is eligible to receive a performance award under the plan as computed on measured performance equal to a predetermined percentage of annual salary at the beginning of our fiscal year. The maximum eligible award by component is: profit performance - 50%, budget discipline - 30%, subjective - 20%. The profit performance segment relates directly to the achievement of certain goals set at the beginning of the year. The budget discipline segment is based on the approved budget for the year. The subjective segment relates to the total performance of the participant as determined by the Chief Executive Officer and/or the Board of Directors. No profit performance award will be given if ARS does not achieve at least 80% of its profit plan for the year. The Board of Directors reserves the right to modify, change and/or delete components or the entire Incentive Plan. Consultants and/or other independent contractors may be eligible to participate in the Incentive Plan.

      The following table contains information regarding grants of stock options made during the year ended January 31, 2001 to our three highest paid executive officers.

OPTION/SAR GRANTS TABLE

                                     % TOTAL
                        NO. OF     OPTIONS/SARS
                      SECURITIES    GRANTED TO
                      UNDERLYING    EMPLOYEES   EXERCISE OR BASE
                     OPTIONS/SARS   IN FISCAL        PRICE
        NAME          GRANTED (#)    YEAR (%)    ($ PER SHARE)   EXPIRATION DATE
-------------------- ------------  -----------  ---------------- ---------------

Sydney A. Harland,    1,236,860        76%         $0.6875       August 24, 2005
President and Chief
Executive Officer

Peter Ross, Chief      25,000           2%         $0.6875       August 24, 2005
Operating Officer(1)

Mark P. Miziolek,      35,500           2%         $0.6875       August 24, 2005
Vice President
Finance and Chief
Financial Officer

-----------------------


(1)   Mr. Ross was our Chief Operating Officer until May 2000.


COMPENSATION OF DIRECTORS

      The shareholders elect all directors for a two-year term. No directors are paid for their services on the Board, except that non-employee directors will be granted options to purchase shares of our common stock on an annual basis. These options have an exercise price equal to the fair market value of such stock on the date of grant, are immediately exercisable and have up to a ten-year term. In addition, each director may purchase for each year of service on the Board up to 50,000 shares of common stock at a price equal to the fair market value of such stock on the date of purchase.

MANAGEMENT AGREEMENTS

      On January 1, 2001, ARS entered into a Management Agreement with American Equipment Sales and Leasing. Under the terms of the Agreement, Mr. Harland, President of American Equipment Sales and Leasing, will provide employment services as our President and Chief Executive Officer. The Agreement has a three year term and pays Mr. Harland $180,000 per year, subject to an annual review by our Board of Directors. Mr. Harland is also entitled to a bonus of up to 50% of his base compensation based on annual performance criteria established annually by the Board of Directors. In addition, Mr. Harland will receive a monthly automobile allowance of $1,000. ARS can terminate this Agreement at any time upon the payment of two times Mr. Harland's then-existing compensation, plus $1,000,000.

      On January 1, 2001, ARS entered into a Management Agreement with Mark Miziolek. Under the terms of the agreement, Mr. Miziolek will serve as our Vice President Finance and Chief Financial Officer. The agreement has a three year term and pays Mr. Miziolek $84,000 per year, subject to an annual review by our Board of Directors. Mr. Miziolek is also entitled to a bonus of up to 50% of his base compensation based on annual performance criteria established annually by the Board of Directors. ARS can terminate this Agreement at any time upon the payment of two times Mr. Miziolek's then-existing compensation.

                             DESCRIPTION OF PROPERTY

      ARS maintains its corporate offices at the following address:

      ARS Networks, Incorporated
      100 Walnut Street
      Champlain, New York 12919
      Tel:  (518) 298- 2042
      Fax:  (518) 298-2813

      ARS also uses small warehousing, offices and meeting rooms when required at the following address:


      ARS Networks, Incorporated
      300 International Drive, Suite 100
      Williamsville, New York 14211
      Tel:  (716) 626-6039
      Fax:  (716) 626-3001

      ARS' wholly-owned subsidiary, T&T, is located at the following address:

      T&T Diesel Power, Ltd.
      23 Armstrong Avenue
      Georgetown, Ontario, Canada
      L7G 4SI
      Tel:  (905) 877-8900
      Fax:  (905) 877-3995

      These properties are leased on a month-to-month basis. The property used by T&T consists of 7,200 square feet. T&T is currently negotiating the terms of a three-year lease at a monthly rate expected to be approximately $1,600. All properties are in good condition and ARS believes such properties should be adequate for the foreseeable future. We have no investments in any plant or property.


                             LITIGATION PROCEEDINGS

      ARS has commenced litigation in New Hampshire against certain individuals (the "RESPONDENTS"). The case was styled "ARS Networks, Incorporated v. Leonard Aronoff, Peter White, Carol White, Justin White and Kristin White," case no. 00-E-348. The case involves a claim by ARS for shares issued in error to the respondents. The shares were to be issued upon the completion of certain consulting work to be performed by the Respondents. ARS claims that by not completing the work, the Respondents breached the contract. The Respondents claim that there is no breach of contract and that the shares have been earned. On June 25, 2001, the court dismissed the case for lack of jurisdiction. ARS is reviewing its alternatives.

                             PRINCIPAL SHAREHOLDERS

Voting Securities And Principal Holders Thereof

      The following table sets forth, as of May 29, 2001, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group.

                                                      COMMON STOCK
                                                    BENEFICIALLY OWNED
                                                    ------------------
             NAME/ADDRESS                           NUMBER     PERCENT(1)
             ----------------------------------    --------   -----------

             Sydney A. Harland ...............    7,722,368(2)     46.7%

             2155 Winchester Court
             Burlington, Ontario, Canada
             L7P 3M7

             Donald B. Hathaway...............    1,141,625(3)      7.9%
             5964 Nine Line
             Erin, Ontario, Canada
             N0B 1T0

             Mark P. Miziolek ................     450,050(4)       3.2%
             1450 Bayshore Drive
             Oakville, Ontario, Canada
             L6H 6E7

             Peter Ross.......................     397,323(5)       2.8%
             50 Park Avenue
             Oakville, Ontario, Canada
             L6J 3X8

             Patrick R. Shea..................     329,125(6)       2.3%
             944 North Russell Road
             Russell, Ontario, Canada

             Robert M. Esecson................     325,625(7)       2.3%
             Seven Stacy's Way
             Acton, MA 01720

             Peter J. Hoult...................     325,625(8)       2.3%
             420 Stone Currie Road
             Hillsborough, North Carolina 27278

             All Officers and Directors as a      10,691,741(10)   60.0%
             Group(9)
------------------------------------

(1) Applicable percentage of ownership is based on 14,022,432 shares of common stock outstanding as of May 29, 2001, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 29, 2001 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of ARS.

(2) Includes options to purchase 2,516,929 shares of common stock that can be acquired within sixty days of May 29, 2001. Mr. Harland pledged 3,000,000 shares of common stock to Cornell Capital Partners as security for a loan to ARS from Cornell Capital Partners.

(3) Includes options to purchase 387,625 shares of common stock that can be acquired within sixty days of May 29, 2001.

(4) Includes options to purchase 88,250 shares of common stock that can be acquired within sixty days of May 29, 2001.

(5) Includes options to purchase 146,773 shares of common stock that can be acquired within sixty days of May 29, 2001.

(6) Includes options to purchase 225,125 shares of common stock that can be acquired within sixty days of May 29, 2001.

(7) Includes options to purchase 225,125 shares of common stock that can be acquired within sixty days of May 29, 2001.

(8) Includes options to purchase 225,125 shares of common stock that can be acquired within sixty days of May 29, 2001.

(9)   Seven persons.

(10) Includes options to purchase 3,814,952 shares of common stock that can be acquired within sixty days of May 29, 2001.

      Mr. Harland and our other executive officers and directors hold approximately 60.0% of ARS' outstanding common stock. As such, these people have the ability to approve any action required by the shareholders, including the election of the directors.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On July 20, 2001, ARS borrowed $333,000 from Cornell Capital Partners, L.P.. This loan is due on October 19, 2001 and accrues interest at an annual rate of 12%. In the event of a default, the loan will accrue interest at an annual rate of 24%. A portion of the proceeds of this loan have been used to satisfy ARS' obligations to the former shareholders of T&T Diesel Power. ARS granted the lender, Cornell Capital Partners, warrants to purchase 333,000 shares of ARS' common stock at an exercise price of $0.50 per share. Mr. Harland has personally guaranteed the loan and has pledged 3,000,000 shares of common stock to the lender as security for the loan.

      ARS has entered into management agreements with Messrs. Harland and Miziolek. See "Executive Compensation-Management Agreements."

      On July 31, 2000, Mr. Harland's wife loaned ARS a total of $100,000 Canadian dollars. This loan is due in July 2001 and bears interest at 8.5% per year.

      ARS entered into a License Agreement dated as of May 20, 1998 with Mr. Sydney A. Harland, our President and Chief Executive Officer. Under the terms of this agreement, Mr. Harland has granted ARS a non-exclusive license to certain intellectual property, a trade name and patents owned and developed by Mr. Harland. In exchange for this license, ARS issued Mr. Harland a total of 4,520,239 shares of common stock.

ORGANIZATION WITHIN LAST FIVE YEARS

      Mr. Harland may be deemed to be a promoter of ARS. Mr. Harland received 5,205,439 shares of common stock and options to purchase 2,516,929 shares of common stock from ARS. In exchange for the shares, Mr. Harland contributed $299,000 in services and certain intellectual property under the License
Agreement described above. As described in the "Executive Compensation-Management Compensation" section, Mr. Harland also received a three-year Management Agreement that pays him $180,000 per year, plus a monthly automobile allowance of $1,000. He is also entitled to an annual bonus. Upon termination, Mr. Harland is entitled to a payment of two times his then-existing compensation, plus $1.0 million.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

      ARS' common stock has been quoted on the Over-the-Counter Bulletin Board maintained by the NASD since February 1, 2000. Since April 7, 2000, ARS' common stock has been quoted under the symbol "ARSN." Prior to that, our symbol was "ARWA."

      The following table sets forth the range of high and low bid quotations for each calendar quarter for ARS' common stock since its stock began quotation on February 1, 2000.

                                                            BID PRICE PER SHARE

                                                            HIGH           LOW
                                                            ----           ---
         February 1, 2000 - March 31, 2000                 $5.75          $1.50

         April 1, 2000 - June 30, 2000                     $3.75          $0.97

         July 1, 2000 - September 30, 2000                 $1.34          $0.56

         October 1, 2000 - December 31, 2000               $0.69          $0.22

         January 1, 2001 - March 31, 2001                  $1.47          $0.25

         April 1, 2001 - June 30, 2001                     $0.97          $0.45

      The above prices were obtained from Nasdaq, Inc. The quotations represent inter-dealer quotations, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

      As of April 23, 2001, ARS believes there were approximately 115 holders of record of our common stock.

      We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

      The authorized capital stock of ARS consists of 50,000,000 common shares, par value $0.0001 per share and 25,000,000 preferred shares, par value $0.0001. As of May 29, 2001, we have 14,022,432 shares of our common stock outstanding and no preferred shares have been issued. In addition, there are 4,293,947 options to purchase common stock outstanding. We may issue up to 10,000,000 shares of common stock over twenty-four months pursuant to the Equity Line of Credit. ARS' indebtedness consists of promissory notes in the amounts of Cdn. $171,796 and Cdn $100,000. The following description is a summary of the capital stock of ARS and contains the material terms of the capital stock. Additional information can be found in the Articles of Incorporation and Bylaws filed with this registration statement.

      COMMON STOCK. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of ARS, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

      PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by New Hampshire law, or the rules of any quotation system or national securities exchange on which stock of ARS may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without any further vote or action by the shareholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of ARS or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. ARS has no present plans to issue any shares of preferred stock.

      OPTIONS. As of May 29, 2001, we have outstanding options to purchase 4,293,947 shares of our common stock consisting of the following:


             NO. OF OPTIONS:                            EXERCISE PRICE:
             ---------------                            ---------------
                  41,500                                   $1.7500
                  41,500                                   $1.2500
               1,317,694                                   $1.0100
                 152,273                                   $1.0000
               1,618,230                                   $0.6875
                 750,000                                   $0.5000
                 372,750                                   $0.0001

LIMITATION OF LIABILITY:  INDEMNIFICATION

      Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of ARS to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of ARS.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ARS pursuant to the foregoing, or otherwise, ARS has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

      AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.


                                     EXPERTS

      The financial statements for the year ended January 31, 2001 included in the Prospectus have been audited by Lougen, Valenti, Bookbinder & Weintraub, LLP, independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding ARS' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The financial statements for the year ended January 31, 2000 included in the Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding ARS' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Miami, Florida.


                              AVAILABLE INFORMATION

      For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

      Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (HTTP://WWW.SEC.GOV) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                    ARS NETWORKS, INCORPORATED AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                     ($US)


                                     ASSETS
                                                                  April 30, 2001
CURRENT
   Cash                                                           $      153,778
   Accounts receivable                                                   117,947
   Due from officer                                                        8,085
   Inventories                                                           124,681
   Prepaid expenses                                                        1,688
                                                                  --------------

      TOTAL CURRENT ASSETS                                               406,179


OTHER ASSETS
   Goodwill, net of amortization of $35,533                              379,671
   Machinery and equipment, net                                           15,126
   Other                                                                     646
                                                                  --------------
                                                                   $     801,622
                                                                  ==============


                  LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable                                                $     325,013
   Accrued compensation and fees                                         238,710
   Accrued expenses - other                                               16,282
   Note payable - related party (Note 5)                                  68,500
   Notes payable - former shareholders of
     T & T Diesel Power, Ltd. (Note 3)                                   115,516
   Current maturities of long-term debt                                    5,320
                                                                   -------------
          TOTAL CURRENT LIABIILTIES                                      769,341

                                                                   -------------
REDEEMABLE COMMON STOCK (NOTE 3)                                         200,000
                                                                   -------------
                                      F-1

COMMITMENTS AND CONTINGENCIES (NOTE 3)

STOCKHOLDERS' DEFICIT (NOTES 4 AND 5)
Preferred stock, $.0001 par value - 25,000,000 shares
   authorized; none outstanding                                                -

Common stock - $.0001 par value - 50,000,000 shares
   authorized; 13,696,692 outstanding (including
   200,000 redeemable common shares)                                       1,350

Additional paid in capital                                             2,842,286
Accumulated deficit                                                  (3,011,355)
                                                                   -------------
TOTAL STOCKHOLDERS' DEFICIT                                            (167,719)

                                                                   -------------
                                                                   $     801,622
                                                                  ==============



                             See accompanying notes

                    ARS NETWORKS, INCORPORATED AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)
                                      ($US)

                                        Three Months Ended    Three Months Ended
                                          April 30, 2000        April 30, 2001

SALES                                      $           -        $        282,649

COST OF SALES                                          -                 231,992
                                           -------------         ---------------
GROSS PROFIT                                           -                  50,657
                                           -------------         ---------------

OPERATING EXPENSES
   Advertising and promotion                      39,512                 140,319
   Professional fees                             271,626                 136,696
   Officers' compensation                         53,453                  97,612
   Development expenses                           21,007                  44,843
   Other compensation                                  -                  11,412
   Rent and telecommunications                     4,052                   9,398
   Depreciation and amortization                       -                   8,123
   General                                             -                  11,497
                                           -------------         ---------------
TOTAL OPERATING EXPENSES                         389,650                 459,900
                                           -------------         ---------------
OPERATING LOSS                                 (389,650)               (409,243)

INTEREST EXPENSE                                       -                   3,835
                                           -------------         ---------------
LOSS BEFORE INCOME TAXES                       (389,650)               (413,078)

INCOME TAXES                                           -                   8,000
                                           -------------         ---------------
NET LOSS                                   $   (389,650)           $   (421,078)
                                           =============         ===============
LOSS PER SHARE (BASIC AND DILUTED):
   Net loss                                $       (.04)           $       (.03)
                                           =============         ===============
WEIGHTED AVERAGE SHARES OUTSTANDING           10,755,697              13,144,217
                                           =============         ===============


                               See accompanying notes

                    ARS NETWORKS INCORPORATED AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (NOTE 7)
                                      ($US)


                                              Three Months         Three Months
                                                 Ended                 Ended
                                             April 30, 2000       April 30, 2001
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                   $   (389,650)         $  (421,078)
                                              -------------         ------------
Adjustments to reconcile net loss to
  net cash (used in) operating activities:
   Professional fees settled in stock                     -              154,185
   Depreciation and amortization                          -                8,123
   Officers' compensation settled in stock          225,000                    -
   Changes in assets and liabilities:
     Decrease in accounts receivable                      -              119,765
     Decrease in inventories                              -                8,267
     Decrease in prepaid expenses                         -                8,017
     (Increase) in due from officer                       -              (5,765)
     (Increase) in other assets                     (1,350)                    -
     Increase in accounts payable and
        accrued expenses                             89,464               10,153
                                              -------------         ------------

TOTAL ADJUSTMENTS                                   313,114              302,745
                                              -------------         ------------
NET CASH (USED IN) OPERATING ACTIVITIES            (76,536)            (118,333)

                                              -------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the sale of common stock             95,850              148,100
  Payments of long-term debt                              -              (1,355)
  Repayment of advance from officer                (15,240)                    -

                                              -------------         ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES            80,610              146,745

                                              -------------         ------------
NET INCREASE IN CASH                                  4,074               28,412
CASH, BEGINNING OF PERIOD                           138,579              125,366

                                              -------------         ------------
CASH, END OF PERIOD                           $     142,653        $     153,778
                                              =============        =============



                             See accompanying notes

                    ARS NETWORKS, INCORPORATED AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    INFORMATION AS OF APRIL 30, 2001 AND FOR
             THE PERIODS ENDED APRIL 30, 2001 AND 2000 IS UNAUDITED
                                      ($US)

1.  ORGANIZATION

ARS Networks, Incorporated ("ARS"), incorporated on May 4, 1998 in New Hampshire, was formed to design and develop advanced railway communications and data management systems. ARS's first product under development is Crosslogix(TM), an advanced warning system for railway level crossings. The Company is devoting most of its efforts to this business line.

On July 31, 2000, ARS acquired the stock of T & T Diesel Power, Ltd. ("T & T"). T & T manufactures custom diesel power generating equipment. As a result of this acquisition, ARS began to earn revenue and is no longer considered a development stage enterprise.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles and are presented in U.S. dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of ARS and its wholly owned subsidiary, T & T. All material intercompany accounts and transactions are eliminated.

Going Concern and Management's Plans

The Company has a limited operating history with no revenues from its railway communications and data management systems business. Because of this, the Company faces significant obstacles in regards to financing and customer acceptance of the Company's products. The Company's continuation as a going concern is dependent upon its ability to raise capital under its equity line of credit (Note 4) or from other sources. In connection with the equity line of credit, on June 1, 2001 the Company filed Form SB-2 to register additional shares for sale with the Securities and Exchange Commission. Management believes sufficient funds are or will be available to sustain operations for at least the twelve months following the latest balance sheet date. These funds have been and will continue to be utilized to fund development of the Company's railway communications and data management systems business, marketing efforts and potential acquisitions.

These factors create uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on recoverability and classification of assets or the classification of liabilities that might result from the outcome of this uncertainty.

Earnings Per Share

The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which requires presentation of basic earnings per share and diluted earnings per share by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period. Assumed exercise of options has not been included in the calculation of diluted earnings per share since the effect would be antidilutive. The number of potential common shares excluded from the diluted loss per share calculations, since the effect would be antidilutive, was 1,925,717 and 4,293,497 for the three months ended April 30, 2000 and 2001, respectively. Accordingly, basic and diluted net loss per share do not differ for any period presented.

Unaudited Interim Financial Information

The accompanying financial statements are unaudited; however, in the opinion of management, all adjustments necessary for a fair statement of financial position and results for the stated periods have been included. These adjustments are of a normal recurring nature. Selected information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Results for interim periods are not necessarily indicative of the results to be expected for an entire fiscal year. It is suggested that these condensed financial statements be read in conjunction with the audited financial statements and accompanying notes for the year ended January 31, 2001.

3.  ACQUISITION OF T & T

On July 31, 2000, ARS purchased all of the outstanding stock of T & T. The acquisition was accounted for as a purchase. The purchase price was $418,266 of which $102,750 was paid in cash at closing, with notes payable to the former shareholders of T & T ("the sellers") of $115,516, and the issuance of 200,000 shares of ARS common stock valued at $200,000. The notes payable bear interest at 8% and are due no later than July 31, 2001. The acquisition resulted in goodwill of approximately $415,000, including approximately $31,000 of acquisition costs, which is being amortized on a straight-line basis over 7 years.

In conjunction with the acquisition of T & T, the stock of T & T is being held in escrow subject to an escrow agreement dated July 31, 2000. The escrow agreement provides, that in the event of default under the notes payable to the sellers, the sellers have the right to terminate the purchase of T & T by ARS as follows:

(a) The stock of T & T shall be returned to the sellers,

(b) the sellers shall return to ARS the 200,000 common shares of ARS issued to the sellers upon the purchase of T & T, and

(c) the purchase of T & T shall be deemed to have never occurred, except the sellers may retain any payments received.

The escrow agreement also provides that, if on July 31, 2001, the ARS shares issued to the sellers are not freely tradable to the public without restriction or are trading for a price of less than $1.00 per share, the sellers have the right to require ARS to purchase the 200,000 ARS shares for $1.00 per share. If such purchase is not made, the sellers have the right to retain the ARS shares and release the T & T shares from escrow, or terminate the purchase of T & T by ARS as follows:

(a) The stock of T & T shall be returned to the sellers,

(b) the sellers shall return to ARS both the 200,000 common shares of ARS issued to the sellers upon the purchase of T & T and the notes payable to the sellers (if outstanding) along with any principal payments made to the sellers under the notes.

Pro forma results of operations assuming the acquisition of T & T occurred at the beginning of the period are presented below. Pro forma adjustments primarily relate to depreciation, additional interest on debt incurred for the acquisition, and amortization of goodwill.

                                                              Three Months Ended
                                                                April 30, 2000

Sales                                                               $   247,572
Net loss                                                              (358,728)
Net loss per share (basic and diluted)                                    (.03)

4.  EQUITY LINE OF CREDIT

In March 2001, the Company entered into an equity line of credit agreement ("the equity line") with Cornell Capital Partners, L.P. ("the investor"). Under the equity line, the investor is committed to purchase up to $5,000,000 of the Company's common stock over the course of 24 months commencing on the earlier of
(i) effective registration of the shares, or (ii) as mutually agreed in writing. Under the equity line, the Company may request an advance by the investor. The number of shares of common stock that the investor shall receive for each advance shall be determined by dividing the amount of the advance by the purchase price. The purchase price is 90% of the market price. The maximum advance amount shall be equal to 150% of the average daily volume of the Company's common stock multiplied by the purchase price. The average daily volume shall be computed by using the forty (40) trading days prior to the advance notice date. The advance notice date is the date the investor receives a written notice from the Company requesting an advance amount under the equity line. The market price is the average of the lowest closing bid prices of the common stock over the ten (10) trading day period beginning on the first trading day after an advance notice date and ending on the trading day prior to the relevant advance date.

There will be a minimum of eleven (11) trading days between advance notice dates. The Company has the right to withdraw that portion of an advance that does not meet the minimum acceptable price. The minimum acceptable price is defined as 75% of the lowest closing bid price of the Company's common stock for the fifteen (15) trading days prior to a relevant advance notice date.

Upon each advance date, the Company shall pay to the investor's business manager, Yorkville Advisors Management, LLC ("the investment manager") an amount equal to 8.4% of the amount of the advance. Upon the execution of the equity line, the Company issued 450,000 restricted shares of the Company's common stock to the investment manager which were reflected as a cost of raising capital and recorded at par in the accompanying financial statements. Such restricted shares have demand and "piggyback" registration rights.

In connection with the equity line of credit, the Company obtained from certain officers and directors, a lock-up agreement, which limits the ability of the officers and directors to sell securities of the Company.

Additionally, under the covenants of the equity line, the Company shall not effect any merger or consolidation, or transfer substantially all of the assets of the Company into another entity, unless the resulting successor or acquiring entity (if not the Company) assumes the obligation to deliver to the investor such shares as the investor is entitled to pursuant to the equity line.

5.  RELATED PARTY TRANSACTIONS

The note payable - related party of $68,500 bears interest at 8.5% per annum, and is due July, 2001.

On April 10, 2001, the Board of Directors authorized the issuance of stock options for 750,000 shares to members of the Board of Directors. The exercise price is $0.50 based on the closing price of the Company's stock on the date of issuance of the options.

6.  SEGMENT INFORMATION

The Company has two reportable segments: (i) ARS which is designing and developing advanced railway communication and data management systems and (ii) T & T which manufactures custom diesel power generating equipment. The Company operates these segments as separate strategic business units. All of the Company's sales and equipment relate to T & T and are in Canada. The majority of T & T's customers are located in Eastern Canada. T & T was acquired on July 31, 2000 and its operations are included in the Company's financial statements from the acquisition date. Management does not consider goodwill and its amortization to be part of the T & T or ARS segments for purposes of allocating resources or assessing performance. The following tables set forth certain performance and other information by reportable segment.

Three Months Ended April 30, 2001      ARS        T&T      Goodwill       Total

Sales                              $       -   $ 282,649    $     -   $  282,649
Segment income (loss)              (428,826)      14,805     (7,057)   (421,078)
Total assets                         131,095     290,856     379,671     801,622


7.  SUPPLEMENTAL CASH FLOW INFORMATION

Noncash activities consist of the following:


                                  Three Months Ended          Three Months Ended
                                    April 30, 2000              April 30, 2001

Common stock issued to settle
  accounts payable
(346,000 common shares)              $         -                   $   93,041
                                     ===========                   ==========

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                                                        CONTENTS





   INDEPENDENT AUDITORS' REPORTS                                       F-24-F-25


   FINANCIAL STATEMENTS
      Consolidated Balance Sheet                                       F-26-F-27
      Consolidated Statements of Operations                                 F-28
      Consolidated Statements of Stockholders' Deficit                      F-29
      Consolidated Statements of Cash Flows                                 F-30


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                          F-31-F-41

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of
  ARS Networks, Incorporated and Subsidiary
Champlain, New York


We have audited the accompanying consolidated balance sheet of ARS Networks, Incorporated and Subsidiary as of January 31, 2001 and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ARS Networks, Incorporated and Subsidiary at January 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements for the year ended January 31, 2001 have been prepared assuming that ARS Networks Incorporated and Subsidiary will continue as a going concern. As discussed in Note 2 to the financial statements, ARS Networks, Incorporated and Subsidiary has incurred losses since inception. The Company is dependent upon the successful development of its advanced railway level communications and data management systems business and its ability to raise capital utilizing its equity line of credit or from other sources. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Lougen, Valenti, Bookbinder & Weintraub, LLP
Lougen, Valenti, Bookbinder & Weintraub, LLP

March 29, 2001
Buffalo, New York

Independent Auditors' Report


To the Board of Directors and Stockholders of ARS Networks, Incorporated
Champlain, New York


We have audited the accompanying statements of operations, stockholders' deficit and cash flows of ARS Networks Incorporated (a development stage company) (formerly known as Ameri-can Railway Systems, Inc.) for the year ended January 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ARS Networks, Incorporated (a development stage company) for the year ended January 31, 2000 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that ARS Networks, Incorporated will continue as a going concern. As discussed in Note 2 to the financial statements, ARS Networks, Incorporated is a development stage company which has incurred losses since inception and is dependent upon the raising of additional capital. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ BDO Seidman, LLP
BDO Seidman, LLP


March 22, 2000
Chicago, Illinois

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                                      CONSOLIDATED BALANCE SHEET



JANUARY 31, 2001
--------------------------------------------------------------------------------

ASSETS


CURRENT

   Cash                                                 $   125,366

   Accounts receivable (Notes 3 and 11)                     237,712

   Due from officer                                           2,320

   Inventory (Note 3)                                       132,948

   Prepaid expenses                                           9,705
---------------------------------------------------------------------
TOTAL CURRENT ASSETS                                        508,051

OTHER ASSETS

   Equipment, net of accumulated depreciation
     of $2,319 (Note 5)                                      16,192

   Goodwill, net of accumulated amortization
     of $28,476 (Note 3)                                    386,728

   Other                                                        646
---------------------------------------------------------------------
                                                        $   911,617
=====================================================================

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                                      CONSOLIDATED BALANCE SHEET

JANUARY 31, 2001
-------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT
   Accounts payable                                                             $     277,631
   Dividends payable - former shareholders of T & T Diesel
     Power, Ltd. (Note 3)                                                              65,690
   Obligation under consulting agreement (Note 4)                                      30,000
   Accrued management compensation (Note 3)                                           269,127
   Accrued expenses (Notes 3 and 7)                                                    20,445
   Note payable - related party (Note 7)                                               68,500
   Notes payable - former shareholders of T & T Diesel
     Power, Ltd. (Note 3)                                                             115,516
   Current maturities of long-term debt (Note 5)                                        5,283
-----------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                                             852,192

LONG-TERM DEBT, less current maturities (Note 5)                                        1,392
-----------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                     853,584
-----------------------------------------------------------------------------------------------

REDEEMABLE COMMON STOCK (NOTE 3)                                                      200,000
-----------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTES 2, 3, 7, 9 AND 13)

STOCKHOLDERS' DEFICIT (NOTES 7, 8, 9 AND 13) Preferred stock,
   $.0001 par value - 25,000,000 shares
     authorized; none outstanding                                                           -
   Common stock - $.0001 par value - 50,000,000 shares
     authorized; 12,607,889 outstanding (including 200,000
     redeemable common shares)                                                          1,241
   Additional paid in capital                                                       2,447,069
   Deficit                                                                         (2,590,277)
-----------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' DEFICIT                                                          (141,967)
-----------------------------------------------------------------------------------------------
                                                                                $     911,617
-----------------------------------------------------------------------------------------------
                                                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.



                                                                                         ARS NETWORKS, INCORPORATED
                                                                                                     AND SUBSIDIARY

                                                                              CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED JANUARY 31,                                                                    2000                2001
---------------------------------------------------------------------------------------------------------------------
SALES (NOTE 11)                                                                   $           -      $      562,304

Cost of sales                                                                                 -             411,289
---------------------------------------------------------------------------------------------------------------------

GROSS PROFIT                                                                                  -             151,015
---------------------------------------------------------------------------------------------------------------------

EXPENSES:
   Officers' compensation (Note 8)                                                      241,000             640,935
   Professional fees                                                                    205,797             464,084
   Advertising and promotion                                                                  -             179,140
   Development expenses                                                                       -              80,331
   Office wages                                                                               -              46,934
   Depreciation and amortization                                                              -              30,795
   Rent                                                                                   6,419              19,214
   Telecommunications                                                                    15,759              10,502
   Interest expense (Note 7)                                                                  -              11,935
   Other                                                                                  9,657              10,012
---------------------------------------------------------------------------------------------------------------------

TOTAL EXPENSES                                                                          478,632           1,493,882
---------------------------------------------------------------------------------------------------------------------

LOSS BEFORE INCOME TAXES                                                               (478,632)         (1,342,867)

Income taxes (Note 6)                                                                         -              17,000
---------------------------------------------------------------------------------------------------------------------

NET LOSS                                                                          $    (478,632)     $   (1,359,867)
---------------------------------------------------------------------------------------------------------------------

LOSS PER SHARE (BASIC AND DILUTED):
   Net loss                                                                       $        (.05)     $         (.12)
---------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC AND DILUTED)                               9,962,240          11,049,462
---------------------------------------------------------------------------------------------------------------------
                                                                      SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                                                                                                  F-28

                                                                                         ARS NETWORKS, INCORPORATED
                                                                                                     AND SUBSIDIARY

                                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT (NOTES 7, 8, 9 AND 13)

                                  COMMON STOCK
                                  ------------
                                                                         ADDITIONAL
                                                                            PAID-IN
YEARS ENDED JANUARY 31, 2000 AND 2001              SHARES       AMOUNT      CAPITAL       DEFICIT            TOTAL
---------------------------------------------------------------------------------------------------------------------
BALANCE, January 31, 1999                       9,726,489      $   973   $  698,431    $   (751,778)    $    (52,374)

Net loss for the year                                   -            -             -       (478,632)        (478,632)

Sales of common stock                             187,500           19       187,481              -          187,500

Common stock issued for services                   82,500            8        82,492              -           82,500

Common stock issued for officers'
   compensation                                   362,500           36       240,964              -          241,000

Exercise of stock options                         250,000           25             -              -               25
---------------------------------------------------------------------------------------------------------------------

BALANCE, January 31, 2000                      10,608,989        1,061     1,209,368     (1,230,410)         (19,981)

Net loss for the year                                   -            -             -     (1,359,867)      (1,359,867)

Sales of common stock                             430,000           43       259,662              -          259,705

Common stock issued for services                  361,000           36       378,458              -          378,494

Common stock issued for officers'                                                                 -
   compensation                                 1,000,900          100       218,900                         219,000

Common stock issued to satisfy advances due                                                       -
   to directors                                     7,000            1         4,759                           4,760

Redeemable stock issued for acquisition of
   T & T Diesel Power, Ltd.                       200,000            -             -              -                -

Officers' compensation recognized for
   modifications of stock options                       -            -       375,922              -          375,922
---------------------------------------------------------------------------------------------------------------------

BALANCE, January 31, 2001                     12,607,889       $ 1,241   $2,447,069    $ (2,590,277)    $   (141,967)
---------------------------------------------------------------------------------------------------------------------
                                                                      SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                                                                                                 F-29

                                                                                         ARS NETWORKS, INCORPORATED
                                                                                                     AND SUBSIDIARY

                                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 14)

YEARS ENDED JANUARY 31,                                                                         2000                   2001
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                             $   (478,632)         $  (1,359,867)
------------------------------------------------------------------------------------------------------------------------------

Adjustments to reconcile net loss to net cash (used in) operating activities:
   Professional fees settled in stock                                                         82,500                378,494
   Officers' compensation recognized for modifications of stock options                            -                375,922
   Officers' compensation settled in stock                                                   241,000                219,000
   Depreciation and amortization                                                                   -                 30,795
   Changes in assets and  liabilities  net of  effects  from  purchase  of T & T
     Diesel Power, Ltd.:
     (Increase) in accounts receivable                                                             -                (70,684)
     (Increase) in inventories                                                                     -                (35,277)
     (Increase) in prepaid expenses                                                                                  (8,333)
     (Increase) in due from officer                                                                -                 (2,320)
     (Increase) in other assets                                                                 (645)                     -
     Increase in accounts payable and accrued expenses                                        86,181                255,677
     (Decrease) in obligation under consulting agreement                                     (10,000)               (10,000)
------------------------------------------------------------------------------------------------------------------------------

TOTAL ADJUSTMENTS                                                                            399,036              1,133,274
------------------------------------------------------------------------------------------------------------------------------

NET CASH (USED IN) OPERATING ACTIVITIES                                                      (79,596)              (226,593)
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of T & T Diesel Power Ltd., net of cash acquired                                    -                (95,267)
   Capital expenditures                                                                            -                 (1,779)
------------------------------------------------------------------------------------------------------------------------------

NET CASH (USED IN) INVESTING ACTIVITIES                                                            -                (97,046)
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from the sale of common stock                                                    187,525                259,705
   Proceeds from note payable - related party                                                      -                 68,500
   Advances from (to) directors                                                               20,000                (15,240)
   Payments of long-term debt                                                                      -                 (2,539)
------------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                    207,525                310,426
------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                                              127,929                (13,213)
Cash, beginning of year                                                                       10,650                138,579
------------------------------------------------------------------------------------------------------------------------------

CASH, end of year                                                                       $    138,579          $     125,366
------------------------------------------------------------------------------------------------------------------------------
                                                                               SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.



                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION        ARS Networks, Incorporated ("ARS"), incorporated on May
                         4, 1998 in New  Hampshire,  was  formed  to design  and
                         develop  advanced  railway   communications   and  data
                         management   systems.   ARS's   first   product   under
                         development is Crosslogix(TM), an advanced warniNG system for railway level crossings. The Company is devoting most of its efforts to this business line.

                         On July 31, 2000, ARS acquired the stock of T & T Diesel Power, Ltd. ("T & T"). T & T manufactures custom diesel power generating equipment. As a result of this acquisition, ARS began to earn revenue and is no longer considered a development stage enterprise.

2.   SUMMARY OF         BASIS OF PRESENTATION
     SIGNIFICANT
     ACCOUNTING         The accompanying consolidated  financial statements have
     POLICIES           been  prepared  in  accordance   with   U.S.   generally
                        accepted accounting principles and are presented in U.S. dollars.

                        PRINCIPLES OF CONSOLIDATION

                        The consolidated financial statements include the accounts of ARS and its wholly owned subsidiary, T & T. All material intercompany accounts and transactions are eliminated.

                        GOING CONCERN AND MANAGEMENT'S PLANS

                        The Company has a limited operating history with no revenues from its railway communications and data management systems business. Because of this, the Company faces significant obstacles in regards to financing and customer acceptance of the Company's products. The Company's continuation as a going concern is dependent upon its ability to raise capital under its equity line of credit (Note 13) or from other sources. In connection with the equity line of credit, the Company plans to register additional shares for sale with the Securities and Exchange Commission. Management believes sufficient funds are or will be available to sustain operations for at least the twelve months following the latest balance sheet date. These funds have been and will continue to be utilized to fund development of the Company's railway communications and data management systems business, marketing efforts and potential acquisitions. The Company intends to purchase small companies that have products and services that add value and are strategic to the success of the Company's growth. It is intended that these acquisitions of small companies will complement the Company's product and generate ongoing revenue.

                        These factors create uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on recoverability and classification of assets or the classification of liabilities that might result from the outcome of this uncertainty.

                        INVENTORIES

                        Inventories are stated at lower of cost or market. Cost is determined using the specific identification method.

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         EQUIPMENT

                         Equipment is carried at cost. Depreciation is computed using the straight-line method over 3 - 7 years.

                         INTANGIBLE ASSETS

                         Goodwill represents the excess of the cost of T & T over the fair value of the net assets acquired. Amortization is computed using the straight-line method over 7 years.

                         EVALUATING RECOVERABILITY OF LONG-LIVED ASSETS

                         The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company assesses recoverability of these assets by estimating future nondiscounted cash flows. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell. No impairments have been recorded through January 31, 2001.

                         REVENUE RECOGNITION

                         Revenue from the sale of products is recorded at the time the goods are shipped, or title has passed to the customer and payment has been received.

                         In December 1999, the Securities and Exchanged Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In October 2000, the SEC issued additional written guidelines supplementing SAB No. 101. The adoption of this bulletin and these guidelines did not have an effect on the Company's financial statements.

                         FREIGHT

                         The Company follows the classification requirements for freight costs required by Emerging Issues Task Force ("EITF") No. 00-10, "Accounting for Shipping and Handling Fees and Costs." This pronouncement, issued in September 2000, requires that all such costs billed to customers be classified as revenue.

                                                     ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         EARNINGS PER SHARE

                         The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which requires presentation of basic earnings per share and diluted earnings per share by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period. Assumed exercise of options has not been included in the calculation of diluted earnings per share since the effect would be anti-dilutive. The number of potential common shares excluded from the diluted loss per share calculations, since the effect would be antidilutive, was 1,925,717 and 3,543,947 for the years ended January 31, 2000 and 2001, respectively. Accordingly, basic and diluted net loss per share do not differ for any period presented.

                         STOCK BASED COMPENSATION

                         The Company accounts for stock options granted to employees under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." Since the Company has elected to continue to apply the provisions of APB No. 25, they have provided the proforma disclosure provisions of SFAS No. 123.

                         In March, 2000, the Financial Accounting Standards Board ("the FASB") issued Interpretation No. 44 to APB 25, "Accounting for Certain Transactions Involving Stock Compensation," which, among other things, addressed the accounting consequences of modifications of stock option awards.

                         USE OF ESTIMATES

                         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         INCOME TAXES

                         Deferred  income  taxes  are  recognized  for  the  tax
                         consequences of temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities in accordance with SFAS No. 109. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         START-UP COSTS

                         Pursuant to AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", all costs incurred in the organization and start-up of the Company have been expensed.

                         RESEARCH AND DEVELOPMENT COSTS

                         Research   and   development   costs  are  expensed  as
                         incurred. Such costs were approximately $125,000 and $170,000 for the years ended January 31, 2000 and 2001, respectively.

                         FOREIGN CURRENCY TRANSLATION

                         The Company remeasures foreign currency denominated monetary assets and liabilities at year-end exchange rates and non-monetary assets and liabilities at historical exchange rates. The effects of remeasurement are included in income. Exchange gains and losses arising from transactions denominated in foreign currencies are translated at average exchange rates. The effects of these exchange adjustments are included in operations for the years ended January 31, 2000 and 2001 and are immaterial.

                         COMPREHENSIVE INCOME

                         The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

                         Total comprehensive loss for the years ended January 31, 2000 and 2001 is the same as the reported net loss.

                         EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

                         SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting requirements for derivative instruments. The Company has not in the past nor does it anticipate that it will engage in transactions involving derivative instruments, and therefore, this pronouncement did not and is not expected to have any effect on the financial statements. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000.

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   ACQUISITION OF      On July 31, 2000, ARS purchased all of the  outstanding
     T & T               stock of T & T. The  acquisition was accounted for as a
                         purchase.  The  purchase  price was  $418,266  of which
                         $102,750  was  paid  in  cash at  closing,  with  notes
                         payable  to  the  former  shareholders  of T & T  ("the
                         sellers")  of  $115,516,  and the  issuance  of 200,000
                         shares of ARS  common  stock  valued at  $200,000.  The
                         notes  payable bear interest at 8% and are due no later
                         than  July  31,  2001.  The  acquisition   resulted  in
                         goodwill   of   approximately    $415,000,    including
                         approximately $31,000 of acquisition costs which is being amortized on a straight-line basis over 7 years.

                         In conjunction with the acquisition of T & T, the stock of T & T is being held in escrow subject to an escrow agreement dated July 31, 2000. The escrow agreement provides, that in the event of default under the notes payable to the sellers, the sellers have the right to terminate the purchase of T & T by ARS as follows:

                         (a) The stock of T & T shall be returned to the sellers,
                         (b) the sellers shall return to ARS the 200,000 common shares of ARS issued to the sellers upon the purchase of T & T, and
                         (c) the purchase of T & T shall be deemed to have never occurred, except the sellers may retain any payments received.

                         The escrow agreement also provides that, if on July 31, 2001, the ARS shares issued to the sellers are not freely tradable to the public without restriction or are trading for a price of less than $1.00 per share, the sellers have the right to require ARS to purchase the 200,000 ARS shares for $1.00 per share. If such purchase is not made, the sellers have the right to retain the ARS shares and release the T & T shares from escrow, or terminate the purchase of T & T by ARS as follows:

                         (a) The stock of T & T shall be returned to the sellers,
                         (b) the sellers shall return to ARS both the 200,000 common shares of ARS issued to the sellers upon the purchase of T & T and the notes payable to the sellers (if outstanding) along with any principal payments made to the sellers under the notes.

                         At January 31, 2001, there is approximately $182,000 included in liabilities for compensation, dividends and interest owed to the sellers. The sellers have been granted a security interest in T & T's accounts receivable and inventories with respect to these liabilities.

                         Pro forma results of operations, assuming the acquisition of T & T had occurred on February 1, 1999, are unaudited and presented below. Pro forma adjustments primarily relate to depreciation, additional interest on debt incurred for the acquisition, and amortization of goodwill.

                                                                                              Unaudited
                                                                             ----------------------------------------

                            YEAR ENDED JANUARY 31,                                        2000                2001
                            -----------------------------------------------------------------------------------------
                            Sales                                               $    1,106,408      $    1,342,491
                            Net loss                                                  (417,752)         (1,369,357)
                            Net loss per share (basic and diluted)                       (.04)               (.12)

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   OBLIGATION         The Company has an  obligation  under an agreement  for
     UNDER              business and financial consulting services. The balance
     CONSULTING         due under the  agreement  is $30,000 as of January  31,
     AGREEMENT          2001.

5.   LONG-TERM DEBT     Long-term debt consists of the following at January 31, 2001:
                        Loan  payable -  finance  company,  maturing  in
                          monthly  installments  of $446 through  April,
                          2002,     including    interest    at    2.8%,
                          collateralized by a specific vehicle                                    $      6,675

                        Less current maturities                                                          5,283
                        -----------------------------------------------------------------------------------------

                        Long-term debt, less current maturities                                   $      1,392
                        -----------------------------------------------------------------------------------------

                         Maturities of long-term debt are approximately as follows:

                        2002                                                                       $     5,283
                        2003                                                                             1,392
                        -----------------------------------------------------------------------------------------

                        Total                                                                      $     6,675
                        -----------------------------------------------------------------------------------------

6. INCOME TAXES The Company did not have taxable income for the year ended January 31, 2000 and, therefore, does not have any current income tax expense. The income tax provision for the year ended January 31, 2001 consists solely of foreign taxes (Canada) on the operations of T & T.

                        At January 31, 2001, the significant components of the Company's deferred income tax assets are as follows:

                        Start up costs deferred for tax purposes, expensed for
                        financial reporting purposes                                                $   760,000

                        Less:  Valuation allowance                                                     (760,000)
                        -----------------------------------------------------------------------------------------

                        Net deferred income tax asset                                               $         -
                        -----------------------------------------------------------------------------------------

                        The net change  during the year  ended  January  31,
                        2001  in  the  total  valuation   allowance  was  an
                        increase of $546,000.
                                                                                  2000                2001
                        -----------------------------------------------------------------------------------------
                        Tax expense at U.S. statutory rate                        (34.0)%            (34.0)%
                        Change in Federal valuation allowance                      34.0               34.0
                        Foreign Income Taxes                                        -                  1.3%
                        -----------------------------------------------------------------------------------------

                        Effective income tax rate                                   - %                1.3%
                        -----------------------------------------------------------------------------------------

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   RELATED PARTY       The Company has entered into management agreements with
     TRANSACTIONS        its  executive  officers.  The terms of the  agreements
                         provide for  provisions to terminate the parties at any
                         time  as  stipulated  under  the  conditions  of  their
                         individual  agreements,  including termination payments
                         ranging  from three  months  salary to twice the annual
                         compensation   rate.  In  addition  to  the  stipulated
                         termination payments, the agreement with the President requires the Company to pay $1,000,000 to the President if the agreement is terminated. These agreements, which expire through 2003, provide minimum salary levels, as well as incentive bonuses and stock options. The aggregate commitment for future minimum salaries at January 31, 2001, excluding bonuses and stock options, was approximately $1,269,000.

                         The note payable - related party of $68,500 bears interest at 8.5% per annum and is due July, 2001.

                         At January 31, 2001, accrued expenses include approximately $9,000 for interest due to related parties. Interest expense to related parties was approximately $12,000 for the year ended January 31, 2001.


8.   STOCK INCENTIVE     (a)  On June 20,  1998 the  Company  adopted the Equity
     PLANS                    Incentive  Plan  ("the  Equity  Plan") to  provide
                              directors, officers and certain key employees with
                              additional  incentives.  Under  the  Equity  Plan,
                              4,500,000   shares  of  common   stock  have  been
                              reserved  for issuance  pursuant to stock  options
                              and stock awards. The Equity Plan provides for the
                              grant of incentive stock options and non-qualified
                              stock options. The exercise price of all incentive
                              stock  options  granted  may not be less  than the
                              fair market value of the  underlying  common stock
                              at  the  date  of  grant.   The  Equity   Plan  is
                              administered   by  a  committee  of  two  or  more
                              non-employee members of the Company's Board of Directors.

                              The Company applies APB 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for this plan. Under APB 25, no compensation cost was recognized because the exercise price of employee stock options was equal to or greater than the market price of the underlying stock on the date of grant. However, under FASB Interpretation No. 44, the Company did recognize $375,922 of compensation expense during the year ended January 31, 2001 related to extending the lives of certain existing stock option awards which caused a new measurement of compensation cost at the modification date.

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SFAS No. 123, "Accounting for Stock-Based Compensation," requires that the Company provide pro forma information regarding net loss and loss per share as if the compensation cost for the Company's stock option plan had been determined in accordance with the fair value method prescribed in such statement. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants as follows:

                          YEAR ENDED JANUARY 31,                           2000                     2001
                          ------------------------------------------------------------------------------------------
                         Dividend yield                                    0%                         0%
                         Expected volatility                               0%                        90%
                         Risk free interest rates                       4.94%                      6.16%
                         Expected lives                                 2.5 years                  2.5 years

                         For the year ended January 31, 2000, the net loss would have been increased by approximately $147,000 and loss per share by $.01. For the year ended January 31, 2001, the net loss would have been increased by approximately $450,000 and loss per share by $.04.

                         A summary of the status of the Company's stock option plans for options held by officers and directors as of January 31, 2000 and 2001 and changes during the years ending on those dates is presented below:

                                                  JANUARY 31, 2000                            JANUARY 31, 2001
                                         ------------------------------------       --------------------------------------
                                                             WEIGHTED                                      WEIGHTED
                                                              AVERAGE                                      AVERAGE
                                            SHARES        EXERCISE PRICE                SHARES          EXERCISE PRICE
     ----------------------------------- ------------- ---------------------- ----- ---------------- ---------------------
     Outstanding, beginning of year         122,750          $   .0001                  1,592,717         $   .93
     Granted                              1,469,967             1.01                    1,618,230             .6875
     Exercised                                    -               -                             -               -
     ----------------------------------- ------------- ---------------------- ----- ---------------- ---------------------

     Outstanding at end of year           1,592,717          $   .93                    3,210,947         $   .81
     ----------------------------------- ------------- ---------------------- ----- ---------------- ---------------------

     Options exercisable at year-end      1,469,967          $   .93                    3,210,947         $   .81
     ----------------------------------- ------------- ---------------------- ----- ---------------- ---------------------

     Weighted  average  fair  value  of
     options granted during the year                         $  1.00                                      $   .6875
     ----------------------------------- ------------- ---------------------- ----- ---------------- ---------------------

                                                                                              ARS NETWORKS, INCORPORATED
                                                                                                          AND SUBSIDIARY

                                                                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         The following table summarizes information about stock options outstanding at January 31, 2001:

                                                     WEIGHTED
                                                      AVERAGE         WEIGHTED
                                   NUMBER            REMAINING        AVERAGE             NUMBER            WEIGHTED
           EXERCISE            OUTSTANDING AT       CONTRACTUAL       EXERCISE        EXERCISABLE AT         AVERAGE
            PRICES            JANUARY 31, 2001          LIFE           PRICE         JANUARY 31, 2001    EXERCISE PRICE
     ---------------------------------------------------------------------------------------------------------------------
         $0.0001                   122,750             51 months     $  0.0001             122,750            $ 0.0001
         $1.00 to $1.01          1,469,967             37 months        1.0100           1,469,967              1.0100
         $0.6875                 1,618,230             55 months        0.6875           1,618,230              0.6875
     ---------------------------------------------------------------------------------------------------------------------
                                 3,210,947                                               3,210,947
     ---------------------------------------------------------------------------------------------------------------------

                           (b) On  June  20,  1998  the   Company   adopted  the
                               Incentive Compensation Plan ("the Incentive Plan"). The purpose of the Incentive Plan is to attract, motivate and retain key employees of the Company. Under the Incentive Plan, each participant shall be eligible to receive a performance award as computed on measured performance. Consultants and other independent contractors may be eligible to participate in the Incentive Plan. No awards have been made under the Incentive Plan through January 31, 2001.
                           (c) On July 1,  1998,  options  to  purchase  500,000
                               shares of the Company's common stock were granted to certain consultants of the Company. The options have a term of five years and were vested upon the date of the grant. In April 1999, options for 250,000 shares of the Company's common stock were exercised by the consultants. The remaining options for 250,000 shares of the Company's common stock were outstanding at January 31, 2001.

                               During the year ended January 31, 2000, the Company sold 41,500 shares of common stock which included an option to purchase one share of common stock at a price of $1.25 and one option for one share at a price of $1.75. These options are exercisable at any time after May 1, 1999, subject to certain conditions and expire 60 months from that date. These options for a total of 83,000 shares of the Company's common stock were outstanding at January 31, 2001.

9.   COMMITMENTS           On February  9, 2000,  the  Company  entered  into an
     AND                   agreement  for public  relations  and  communications
     CONTINGENCIES         consulting. The term of the agreement is for one year
                           commencing  February 9, 2000 for $7,000  monthly.  In
                           addition,  the Company  issued  150,000  free trading
                           shares  upon  execution  of  the  contract,   and  is
                           required to issue another 150,000 free trading shares if the Company's stock is $4.00 per share or over for 45 days. The Company is presently renegotiating an additional term under this agreement. Either party may terminate this agreement with 30 days written notice to the other party after the first ninety days.

                                                     ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           At January 31, 2001, the Company is committed, under a marketing relations contract dated October 23, 2000, to issue 19,000 shares monthly through October, 2001. The contract can be terminated on a quarterly basis.

                           At January 31, 2001, the Company is committed, under a financial consulting services agreement dated January 6, 2001, to issue shares with a value of $10,000 on a monthly basis. The term of the agreement is for twelve months. Beginning in the seventh month of the agreement, either party can terminate the agreement by giving 60 days written notice.

                           ARS has commenced litigation against certain individuals ("the respondents"). The case involves a claim by ARS for shares issued in error to the respondents. The shares were to be issued upon the completion of certain consulting work to be performed by the respondents. ARS claims that by not completing the work, the respondents breached the contract. The respondents claim that there is no breach of contract and that the shares have been earned. ARS has obtained a preliminary injunction preventing the
                           respondents  from   transferring   the  shares.   The
                           respondents claim damages of an unknown amount. ARS intends to vigorously pursue its position in this matter, and management believes that it will be resolved without a material effect on the Company's financial position or results of operations.

10.  QUARTERLY             During the quarter  ended July 31, 2000,  the Company
     RESULTS               recognized  compensation  cost  of  $184,125  for the
                           extension  of the  expiration  date of stock  options
                           issued to certain  officers.  Upon further  review of
                           the related accounting and disclosure guidelines, the
                           Company   determined  that  the   compensation   cost
                           recognized should have been $375,922,  an increase of
                           $191,797.   Additionally,  the  Company  should  have
                           recognized compensation for services settled in stock of $52,500 and $81,095 during the quarters ended July
                           31, 2000 and October 31, 2000, respectively. Revision of these compensation costs resulted in the following for the periods ending July 31, 2000 and October 31, 2000:

                                              THREE MONTHS         SIX MONTHS          THREE MONTHS         NINE MONTHS
                                                 ENDED                ENDED               ENDED                ENDED
                                              JULY 31, 2000       JULY 31, 2000       OCTOBER 31, 2000   OCTOBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------
Loss as originally reported                $     (304,578)      $     (694,228)        $     (133,854)     $     (828,082)
Effect of revision                               (244,297)            (244,297)               (81,095)           (325,392)
---------------------------------------------------------------------------------------------------------------------------

Restated net loss                          $     (548,875)      $     (938,525)        $     (214,949)     $   (1,153,474)
---------------------------------------------------------------------------------------------------------------------------

Loss per share as originally reported      $        (.03)       $        (.06)         $        (.01)      $        (.08)
Effect of revision                                  (.02)                (.03)                  (.01)               (.03)
---------------------------------------------------------------------------------------------------------------------------

Restated loss per common share             $        (.05)       $        (.09)         $        (.02)      $        (.11)
---------------------------------------------------------------------------------------------------------------------------

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  MAJOR                 Sales to one  customer in the year ended  January 31,
     CUSTOMER              2001,  were  approximately  71% of  total  sales.  At
                           January 31, 2001, accounts receivable from this major
                           customer  represented   approximately  98%  of  total
                           accounts receivable.

12.  SEGMENT               The  Company  has two  reportable  segments:  (i) ARS
     INFORMATION           which is designing and  developing  advanced  railway
                           communications and data management systems and (ii) T
                           & T which manufactures custom diesel power generating
                           equipment.  The Company  operates  these  segments as
                           separate   strategic   business  units.  All  of  the
                           Company's sales and equipment relate to T & T and are
                           in Canada.  The  majority  of T & T's  customers  are
                           located in Eastern Canada. T & T was acquired on July
                           31,  2000  and its  operations  are  included  in the
                           Company's financial statements from August 1, 2000 to
                           January  31,  2001.   Management  does  not  consider
                           goodwill and its amortization to be part of the T & T or ARS segments for purposes of allocating resources or assessing performance. The following tables set forth certain performance and other information by reportable segment.

                           YEAR ENDED JANUARY 31, 2001               ARS           T & T       Goodwill           Total
                           -----------------------------------------------------------------------------------------------
                           Sales                             $         -      $  562,304      $        -   $    562,304
                           Segment net income (loss)          (1,363,375)         31,984         (28,476)    (1,359,867)
                           Total assets                           65,149         459,740         386,728        911,617
                           Interest expense                        7,361           4,574               -         11,935
                           Depreciation and amortization               -           2,319          28,476         30,795
                           Income taxes                                -          17,000               -         17,000
                           Equipment acquisitions                      -           1,779               -          1,779

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  EQUITY LINE OF        On March 27, 2001, the Company entered into an equity
     CREDIT                line of  credit  agreement  "the  equity  line"  with
                           Cornell  Capital  Partners,  L.P.  ("the  investor").
                           Under the equity line, the investor is committed to purchase up to $5,000,000 of the Company's common stock over the course of 24 months commencing on the earlier of (i) effective registration of the shares, or (ii) as mutually agreed in writing. Under the equity line, the Company may request an advance by the investor. The number of shares of common stock that the investor shall receive for each advance shall be determined by dividing the amount of the advance by the purchase price. The purchase price is 90% of the market price. The maximum advance amount shall be equal to 150% of the average daily volume of the Company's common stock multiplied by the purchase price. The average daily volume shall be computed by using the forty (40) trading days prior to the advance notice date. The advance notice date is the date the investor receives a written notice from the Company requesting an advance amount under the equity line. The market price is the average of the lowest closing bid prices of the common stock over the ten
                           (10) trading day period beginning on the first trading day after an advance notice date and ending on the trading day prior to the relevant advance date.

                           There will be a minimum of eleven (11) trading days between advance notice dates. The Company has the right to withdraw that portion of an advance that does not meet the minimum acceptable price. The minimum acceptable price is defined as 75% of the lowest closing bid price of the Company's common stock for the fifteen (15) trading days prior to a relevant advance notice date.

                           Upon each advance date, the Company shall pay to the investor's business manager, Yorkville Advisors Management, LLC ("the investment manager") an amount equal to 8.4% of the amount of the advance. Upon the execution of the equity line, the Company issued 450,000 restricted shares of the Company's common stock to the investment manager. Such restricted shares have demand and "piggyback" registration rights.

                           In connection with the equity line of credit, the Company obtained from certain officers and directors, a lock-up agreement, which limits the ability of the officers and directors to sell securities of the Company.

                           Additionally, under the covenants of the equity line, the Company shall not effect any merger or consolidation, or transfer substantially all of the assets of the Company into another entity, unless the resulting successor or acquiring entity (if not the Company) assumes the obligation to deliver to the investor such shares as the investor is entitled to pursuant to the equity line.

                                                      ARS NETWORKS, INCORPORATED
                                                                  AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  SUPPLEMENTAL          The Company did not make any payments for interest or
     CASH FLOW             income taxes during the year ended  January 31, 2000.
     INFORMATION           Interest  paid during the year ended January 31, 2001
                           was approximately $7,000. Income taxes paid during the year ended January 31, 2001 were approximately
                           $20,000.

                           During the year ended January 31, 2001, the Company issued 7,000 shares of its common stock to satisfy advances in the amount of $4,760 due to directors of the Company.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT ARS NETWORKS, INCORPORATED EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

         -----------------------

This  prospectus  does not  constitute  an          ----------------------
offer to  sell,  or a  solicitation  of an
offer to buy any securities:                              PROSPECTUS

   O  except the common  stock  offered by          ---------------------
      this prospectus;

   O  in any  jurisdiction  in  which  the
      offer   or   solicitation   is   not
      authorized;                              11,321,103 SHARES OF COMMON STOCK

   O  in  any   jurisdiction   where   the
      dealer or other  salesperson  is not
      qualified   to  make  the  offer  or        ARS NETWORKS, INCORPORATED
      solicitation;

   O  to  any   person   to   whom  it  is
      unlawful   to  make  the   offer  or
      solicitation; or

   O  to any  person  who is not a  United          ___________ __, 2001
      States  resident  or who is  outside
      the   jurisdiction   of  the  United
      States.

The delivery of this prospectus or any accompanying sale does not imply that:

   O  there  have been no  changes  in the
      affairs     of     ARS     Networks,
      Incorporated  after the date of this
      prospectus; or

   O  the information  contained in this
      prospectus is correct after the date
      of this prospectus.

          -----------------------

Until __________, 2001, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      ARS' bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by ARS.

             Securities and Exchange Commission Registration  $     2,629
             Fee
             Printing and Engraving Expenses                  $     5,000
             Accounting Fees and Expenses                     $    15,000
             Legal Fees and Expenses                          $    25,000
             Blue Sky Qualification Fees and Expenses         $    10,000
             Miscellaneous                                    $     2,371
                                                              --------------
             TOTAL                                            $    60,000
                                                              ==============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

      In July 2001, ARS issued warrants to purchase up to 333,000 shares of common stock for an exercise price of $0.50 per share. These warrants were issued in connection with a loan of $333,000 from Cornell Capital Partners, L.P.

      In May 2001, ARS sold 50,000 shares of common stock for $0.77 per share or aggregate consideration of $38,500. Also in May 2001, ARS issued 275,740 shares of common stock for services valued at $257,295. Of the total number of shares issued for services, 232,850 shares are subject to vesting schedules. If these services are terminated, then any unvested shares will be forfeited.

      In April 2001, ARS sold 200,000 shares of common stock for $0.60 per share or aggregate consideration of $120,000. Also in April 2001, ARS issued 13,973 shares of common stock for services valued at $10,044. ARS also issued 12,000 shares of common stock for services valued at $8,626.

      In March 2001, ARS sold 2,500 shares of common stock for $1.12 per share, or aggregate consideration of $2,800. Also in March 2001, ARS issued 45,000 shares of common stock for services valued at $47,813. ARS issued 140,000 shares of common stock to National Financial Communications Corp. for services valued at $131,250. ARS also issued 450,000 shares of common stock to Yorkville Advisors Management, LLC for services value at $365,625 in connection with the Equity Line of Credit.

      In February 2001, ARS sold 41,300 and 22,000 shares of common stock for $0.25 and $1.15 per share, respectively, or aggregate consideration of $35,625. Also in February 2001, ARS issued 152,700 shares of common stock in lieu of management compensation valued at $33,400.

      In January 2001, ARS issued 1,000,900 shares of common stock in lieu of management compensation valued at $219,000. Also in January 2001, ARS issued 40,000 shares of common stock for services valued at $16,876.

      In  December   2000,   ARS  issued   1,000  shares  of  common  stock  for
transportation services valued at $375.

      In November 2000, ARS issued 5,000 shares of common stock for printing services valued at $2,656.

      In October 2000, ARS issued 50,000 shares of common stock valued at $25,000 in connection with the appointment of an advisory board member. Also in October 2000, ARS issued 45,000 shares of common stock for investor relations services valued at $22,500.

      In September 2000, ARS issued 7,000 shares of common stock to two directors in satisfaction of an outstanding loan in the amount of $4,760 owed by ARS.

      In August 2000, ARS issued 50,000 shares of common stock for services valued at $33,587.

      In July 2000, ARS issued 200,000 shares of common stock to the former shareholders of T&T in connection with ARS' acquisition of T&T. These shares were valued at $200,000 and are redeemable. See "Purchase of T&T Diesel Power, Ltd."

      In May 2000, ARS issued 20,000 shares of common stock for legal services valued at $52,500.

      In February 2000, ARS issued 150,000 shares of common stock for services valued at $225,000.

      In January 2000, ARS issued 362,500 shares of common stock in lieu of management compensation valued at $362,500. Also in January 2000, ARS issued 82,500 shares of common stock for consulting services valued at $82,500.

      During the year ended January 31, 1999, ARS sold 187,500 shares of common stock for $1.00 per share or aggregate consideration of $187,500. ARS also issued options to purchase 41,500 shares of common stock at an exercise price of $1.25 per share and options to purchase 41,500 shares of common stock at an exercise price of $1.75 per share. These options are exercisable at any time after May 1, 1999, subject to certain conditions, and expire 60 months after that date.

      In November 1998, ARS sold 1,000,000 shares of common stock for $0.10 per share or aggregate consideration of $100,000.

      In June 1998, ARS sold 3,898,500 shares of common stock for aggregate consideration of $390.

      In May 1998, ARS issued 4,520,239 shares of common stock to Sydney A. Harland, ARS' President and Chief Executive Officer, in connection with a License Agreement. Under the terms of this agreement, Mr. Harland has granted ARS a non-exclusive license to certain intellectual property, trademarks and patents owned and developed by Mr. Harland. Mr. Harland received these shares in exchange for the license agreement. These shares were valued at $0.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding ARS so as to make an informed investment decision. More specifically, ARS had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in ARS' common stock.

ITEM 27.      EXHIBITS

      The following exhibits are filed as part of this registration statement:

EXHIBIT
NO.            DESCRIPTION                                            LOCATION
------------   ------------------------------------------------       -----------------------------------------------------
     2.1       Share Purchase Agreement dated as of July 31,          Incorporated by reference to the Company's Annual
               2000 among the former shareholders of T&T              Report on Form 10-KSB filed with the Securities and
               Diesel Power, Ltd. and the Company                     Exchange Commission on April 30, 2001.


     2.2       Escrow Agreement dated as of July 31, 2000             Incorporated by reference to the Company's Annual
               among the Pallet Valo, the former shareholders         Report on Form 10-KSB filed with the Securities and
               of T&T Diesel Power, Ltd. and the Company              Exchange Commission on April 30, 2001.


     2.3       Promissory Note dated as of July 31, 2000 given        Incorporated by reference to the Company's Annual
               by the Company to the former shareholders of           Report on Form 10-KSB filed with the Securities and
               T&T Diesel Power, Ltd.                                 Exchange Commission on April 30, 2001.


     3.1       Certificate of Incorporation                           Incorporated by reference to Amendment No. 5 to the
                                                                      Company's Registration Statement on Form 10-SB
                                                                      filed with the Securities and Exchange Commission
                                                                      on September 7, 1999.


     3.2       Articles of Amendment to the Articles of               Incorporated by reference to the Company's Annual
               Incorporation                                          Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


     3.3       Bylaws                                                 Incorporated by reference to Amendment No. 5 to the
                                                                      Company's Registration Statement on Form 10-SB
                                                                      filed with the Securities and Exchange Commission
                                                                      on September 7, 1999.


     4.1       Lockup Agreement with Sydney Harland                   Incorporated by reference to the Company's Annual
                                                                      Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


     4.2       Lockup Agreement with Donald Hathaway                  Incorporated by reference to the Company's Annual
                                                                      Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


     4.3       Lockup Agreement with Robert Esecson                   Incorporated by reference to the Company's Annual
                                                                      Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


     4.4       Lockup Agreement with Peter Hoult                      Incorporated by reference to the Company's Annual
                                                                      Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


     4.5       Lockup Agreement with Mark Miziolek                    Incorporated by reference to the Company's Annual
                                                                      Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


     4.6       Lockup Agreement with Patrick Shea                     Incorporated by reference to the Company's Annual
                                                                      Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


     5.1       Opinion re: Legality                                   Incorporated herein by reference to the Company's
                                                                      SB-2 Registration Statement filed with the Securities and
                                                                      Exchange Commission on June 1, 2001.


    10.1       Consulting Agreement dated as of February 9,           Incorporated by reference to the Company's Annual
               2001 between National Financial Communications         Report on Form 10-KSB filed with the Securities and
               Corp. and the Company                                  Exchange Commission on April 30, 2001.

                                                                II-3

EXHIBIT
NO.            DESCRIPTION                                            LOCATION
------------   ------------------------------------------------       -----------------------------------------------------

    10.2       Equity Line of Credit Agreement dated as of            Incorporated by reference to the Company's Annual
               March 22, 2001 between Cornell Capital                 Report on Form 10-KSB filed with the Securities and
               Partners, L.P. and the Company                         Exchange Commission on April 30, 2001.


    10.3       Escrow Agreement dated as of March 22, 2001            Incorporated by reference to the Company's Annual
               among Butler Gonzalez LLP, First Union National        Report on Form 10-KSB filed with the Securities and
               Bank and the Company                                   Exchange Commission on April 30, 2001.


    10.4       Registration Rights Agreement dated as of March        Incorporated by reference to the Company's Annual
               22, 2001 between Cornell Capital Partners LP           Report on Form 10-KSB filed with the Securities and
               and the Company                                        Exchange Commission on April 30, 2001.


    10.5       Consulting Services Agreement dated as of March        Incorporated by reference to the Company's Annual
               22, 2001 between Yorkville Advisors Management,        Report on Form 10-KSB filed with the Securities and
               LLC and the Company                                    Exchange Commission on April 30, 2001.


    10.6       Management Agreement for Vice President Finance        Incorporated by reference to the Company's Annual
               and Chief Financial Officer dated as of January        Report on Form 10-KSB filed with the Securities and
               1, 2001 between Mark P. Miziolek and the Company       Exchange Commission on April 30, 2001.


    10.7       Management Agreement for President and Chief           Incorporated by reference to the Company's Annual
               Executive Officer dated as of January 1, 2001          Report on Form 10-KSB filed with the Securities and
               between Sydney Harland and the Company                 Exchange Commission on April 30, 2001.


    10.8       License Agreement dated as of May 20, 1998             Incorporated by reference to the Company's Annual
               between Sydney Harland and the Company                 Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


    10.9       Promissory Note dated as of July 31, 2001 in           Incorporated by reference to the Company's Annual
               the original principal amount of $100,000              Report on Form 10-KSB filed with the Securities and
               Canadian Dollars given by the Company to Betty         Exchange Commission on April 30, 2001.
               Harland

    10.10      Independent Consulting Services Agreement dated        Provided herewith.
               as of October 18, 2000 between ARS and LevCap
               Communications Inc.

    10.11      Non-Negotiable Promissory Note dated as of July        Provided herewith.
               20, 2001 given by the Company to Cornell
               Capital Partners, L.P.

    10.12      Warrant Agreement dated as of July 20, 2001            Provided herewith.
               between the Company and Cornell Capital
               Partners, L.P.

    11.1       Statement re: Computation of Per Share Earnings        Incorporated by reference to the Company's Annual
                                                                      Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.


    21.1       Subsidiaries of the Registrant                         Incorporated by reference to the Company's Annual
                                                                      Report on Form 10-KSB filed with the Securities and
                                                                      Exchange Commission on April 30, 2001.

    23.1       Consent of Lougen, Valenti, Bookbinder &               Provided herewith.
               Weintraub, LLP

    23.2       Consent of BDO Seidman LLP                             Provided herewith.

    23.3       Consent of Kirkpatrick & Lockhart LLP                  Provided herewith.


ITEM 28.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "ACT"); ---

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to the Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Champlain, New York, August 22, 2001.

                                        ARS NETWORKS, INCORPORATED

                                        By:    /s/ Sydney A. Harland
                                           ---------------------------
                                        Name:. Sydney A. Harland
                                        Title: Chief Executive Officer and
                                               President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                       TITLE                           DATE
---------                       -----                           ----


/s/ Sydney A. Harland           President, Chief Executive      August 22, 2001
----------------------------    Officer and Director
Sydney A. Harland               and Director



/s/ Mark P. Miziolek            Vice President Finance and      August 22, 2001
----------------------------
Mark P. Miziolek                Chief Financial Officer


/s/ Donald P. Hathaway          Director                        August 22, 2001
----------------------------
Donald P. Hathaway


/s/ Patrick R. Shea             Director                        August 22, 2001
----------------------------
Patrick R. Shea


/s/ Robert M. Esecson           Director                        August 22, 2001
----------------------------
Robert M. Esecson


/s/ Peter J. Hoult               Chairman of the Board of       August 22, 2001
----------------------------     Directors
Peter J. Hoult




                                      II-1